Exhibit 10.2

INDUSTRIAL LEASE AGREEMENT

BETWEEN

INDUSTRIAL PROPERTY FUND X, L.P.

AS LANDLORD

AND

ELEVANCE RENEWABLE SCIENCES, INC.

AS TENANT

LEASE INDEX

Section	Subject

1	Basic Lease Provisions

2	Demised Premises

3	Term

4	Base Rent

5	Security Deposit

6	Operating Expenses and Additional Rent

7	Use of Demised Premises

8	Insurance

9	Utilities

10	Maintenance and Repairs

11	Tenant’s Personal Property; Indemnity

12	Tenant’s Fixtures

13	Signs

14	[INTENTIONALLY OMITTED]

15	Governmental Regulations

16	Environmental Matters

17	Construction of Demised Premises

18	Tenant Alterations and Additions

19	Services by Landlord

20	Fire and Other Casualty

21	Condemnation

22	Tenant’s Default

23	Landlord’s Right of Entry

24	Lender’s Rights

25	Estoppel Certificate and Financial Statement

26	Landlord’s Liability

27	Notices

28	Brokers

29	Assignment and Subleasing

30	Termination or Expiration

31	[INTENTIONALLY OMTTED]

32	Late Payments

33	Rules and Regulations

34	Quiet Enjoyment

35	Miscellaneous

36	Special Stipulations

37	Lease Date

38	Authority

39	No Offer Until Executed

Exhibit “A”	Demised Premises
Exhibit “B”	Excerpt from I-1 Zoning Ordinance of Village of Bolingbrook
Exhibit “C”	Intentionally Omitted
Exhibit “D”	Special Stipulations
Exhibit “E”	Rules and Regulations
Exhibit “F-1”	Certificate of Authority of Landlord
Exhibit “F-2”	Certificate of Authority of Tenant
Exhibit “G”	Prevailing Market Rate
Exhibit “H”	[INTENTIONALLY OMITTED]
Exhibit “I”	Form of Letter of Credit of Fifth Third Bank

INDUSTRIAL LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made as of the “Lease Date” (as defined in Section 37 herein) by and between INDUSTRIAL PROPERTY FUND X, L.P., a Delaware limited partnership (“Landlord”), and ELEVANCE RENEWABLE SCIENCES, INC., a Delaware corporation (“Tenant”) (the words “Landlord” and “Tenant” to include their respective legal representatives, successors and permitted assigns where the context requires or permits).

W I T N E S S E T H:

1. Basic Lease Provisions. The following constitute the basic provisions of this Lease:

(a)	Demised Premises Address:	175 East Crossroads Parkway
Suite No. [To be assigned by the Village of
Bolingbrook]
Bolingbrook, Illinois 60440

(b)	Demised Premises Square Footage: approximately 19,518 sq. ft.

(c)	Building Square Footage: approximately 102,936 sq. ft.

(d)	Annual Base Rent:

Lease Year 1	$128,038.08	(plus the prorated amount for any Fractional Month per Section 3 hereof, if applicable)

Lease Year 2	$131,239.03

Lease Year 3	$134,520.01

Lease Year 4	$137,883.01

Lease Year 5	$141,330.09

Lease Year 6	$144,863.34

Lease Year 7	$148,484.92

Lease Year 8	$152,197.04

Lease Year 9	$156,001.96

Lease Year 10	$159,902.01

(e)	Monthly Base Rent Installments:

Lease Year 1	$10,669.84	(plus the prorated amount for any Fractional Month per Section 3 hereof, if applicable)

Lease Year 2	$10,936.59

Lease Year 3	$11,210.00

Lease Year 4	$11,490.25

Lease Year 5	$11,777.51

Lease Year 6	$12,071.95

Lease Year 7	$12,373.74

Lease Year 8	$12,683.09

Lease Year 9	$13,000.16

Lease Year 10	$13,325.17

(f)	Lease Commencement Date: The later of: (i) August 1, 2008, or (ii) the last day of the fourteenth (14th) week after the Lease Date (as defined in Section 37 of this Lease), which date is subject to extension for delays caused by (A) Force Majeure (as defined in Section 40 of this Lease), but no more than thirty (30) days of Force Majeure delay attributable to Third Party Delay (as defined in Section 40) or (B) Landlord Delays (as such term is defined in Special Stipulation No. 5 of Exhibit C to this Lease).

(g)	Base Rent Commencement Date: The ninety-first (91st) day after the Lease Commencement Date, which is estimated to be November 1, 2008.

(h)	Expiration Date: The last day of the calendar month that is the tenth (10th) anniversary of the Base Rent Commencement Date, which is estimated to be October 31,2018.

(i)	Primary Term: Ten (10) years following the Base Rent Commencement Date, plus, in the event the Base Rent Commencement Date does not occur on the first (1st) day of a calendar month, the period from and including the Base Rent Commencement Date to and including the last day of the calendar month in which the Base Rent Commencement Date occurs (if applicable, the “Fractional Month”)

(j)	Tenant’s Operating Expense Percentage: 18.96%.

(k)	Security Deposit: $250,000.00; provided that the Security Deposit is subject to reduction in accordance with Section 5 of this Lease.

(1)	Permitted Use: Warehousing, storage, research, development, manufacturing (to the extent required for operation of a pilot plant) and distribution of natural oils and derivatives, candles and similar substances, general office and operational laboratory, and uses ancillary thereto. The Permitted Use does not include the right to engage in the manufacture and distribution of candles or any other product for commercial profit and retail purposes. Tenant will have the right to seek a change in the Permitted Use in accordance with the provisions of Section 7(a) of this Lease.

(m)	Address for notice:

Landlord:	INDUSTRIAL PROPERTY FUND X, L.P.
INTERNATIONAL, INC.
3424 Peachtree Road, N.E., Suite 1500
Atlanta, Georgia 30326
Attn: Manager - Lease Administration

Tenant:	ELEVANCE RENEWABLE SCIENCES, INC.
6099 Mill Bridge Lane
Lysle, Illinois 60532

(n)	Address for rental payments:

INDUSTRIAL PROPERTY FUND X, L.P. c/o IDI Services Group, LLC 3424 Peachtree Road, N.E. Suite 1500 Atlanta, Georgia 30326

(o)	Broker(s): Lee & Associates

CBIZ – Gibraltar Real Estate Services Corporation

2. Demised Premises. For and in consideration of the rent hereinafter reserved and the mutual covenants hereinafter contained, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby hire, lease and accept, from Landlord all upon the terms and conditions hereinafter set forth the following premises, referred to as the “Demised Premises”, as outlined on Exhibit A attached hereto and incorporated herein: an agreed upon approximately 19,518 square feet of space, approximately 16,918 square feet of which is office space, having an address as set forth in Section 1(a), located within an existing building (the “Building”), which contains a total of an agreed upon approximately 102,936 square feet and is located within Bolingbrook Corporate Center (the “Project”), located in Will County, Illinois. The parties acknowledge that the number of square feet recited above has been conclusively determined and is not subject to contest by either party. Landlord shall deliver possession of the Demised Premises to Tenant on the Lease Date. Landlord’s failure to timely deliver possession of the Demised Premises to Tenant shall constitute a Landlord Delay. Landlord hereby acknowledges that an affiliate of Landlord, Industrial

Developments International, Inc. (“IDI”) is, on the Lease Date, the Declarant under that certain Declaration of Protective Covenants for Bolingbrook Corporate Center dated July 1, 1997, recorded against the Project as Document # R97-056740, as subsequently amended (“Declaration”). Landlord hereby covenants that (i) so long as IDI remains the Declarant under the Declaration, IDI will not make any modifications, amendments or changes to the Declaration which would prohibit the Permitted Use or prevent Tenant from operating in the Demised Premises for the Permitted Use and (ii) after IDI ceases to be the Declarant under the Declaration, Landlord will not, so long as this Lease remains in effect, consent to or approve any such modification, amendment or change to the Declaration. Any breach of the foregoing covenant by Landlord shall be a material default by Landlord hereunder.

3. Term. To have and to hold the Demised Premises for a preliminary term (the “Preliminary Term”) commencing on the Lease Date and ending on the day immediately preceding the Lease Commencement Date as set forth in Section 1(f), and a primary term (the “Primary Term”) commencing on the Lease Commencement Date and terminating on the Expiration Date as set forth in Section 1(h), as the Lease Commencement Date and the Expiration Date may be revised pursuant to any provision of this Lease (the Preliminary Term, the Primary Term, and any and all extensions thereof, herein referred to as the “Term”). The term “Lease Year”, as used in this Lease, shall mean the 12-month period commencing on the Base Rent Commencement Date, and each 12-month period thereafter during the Term; provided, however, that (i) if the Base Rent Commencement Date occurs after the Lease Commencement Date, the first Lease Year will include the period between the Lease Commencement Date and the Base Rent Commencement Date, and (ii) if the Base Rent Commencement Date is a day other than the first day of a calendar month, the first Lease Year shall include the resulting Fractional Month and shall extend through the end of the twelfth (12th) full calendar month following the Base Rent Commencement Date. Notwithstanding anything to the contrary in this Lease, this Lease and the obligations of Landlord and Tenant hereunder are expressly contingent upon Tenant obtaining all requisite permits and approvals from the Environmental Protection Agency with respect to the Permitted Use and Tenant’s operation of its business from the Demised Premises on or before July 15, 2008. If the foregoing contingency is not satisfied by July 15, 2008, then Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by delivery of written notice to Landlord and paying to Landlord, with such written notice, a termination fee in the amount of $32,775.00. If Tenant has performed any work in the Demised Premises between the Lease Date and the date of termination, Tenant will also, at the expense of Tenant and within thirty (30) days after giving the termination notice, restore the Demised Premises to the condition in which it existed on the Lease Date. If Tenant timely gives the termination notice, pays the termination fee and completes any necessary restoration of the Demised Premises in accordance with the foregoing, then Landlord will promptly return the original Letter of Credit to Tenant and thereafter neither party shall have any further obligations under this Lease. If Tenant fails or elects not to give the written notice of termination not later than July 15, 2008, then the right of Tenant to terminate this Lease pursuant to the foregoing provisions of this Section 3 will automatically terminate and be of no further force or effect.

4. Base Rent. Tenant shall pay to Landlord at the address set forth in Section l(n), as base rent for the Demised Premises, commencing on the Base Rent Commencement Date and continuing throughout the Term in lawful money of the United States, the annual amount set forth in Section 1(d) payable in equal monthly installments as set forth in Section 1(e) (the “Base Rent”), payable in advance, without demand and without abatement, reduction, set-off or deduction, except as expressly provided to the contrary in this Lease, on the first day of each calendar month during the Term; provided, however, that the first month’s Base Rent in the amount of $10,669.84 shall be paid to Landlord upon Tenant’s execution of this Lease. If the Base Rent Commencement Date shall fall on a day other than the first day of a calendar month, the Base Rent shall be apportioned pro rata on a per diem basis for the resulting Fractional Month (which pro rata payment shall be due and payable on the Base Rent Commencement Date). No payment by Tenant or receipt by Landlord of rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment without prejudice to Landlord’s right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord.

5. Security Deposit. Tenant will deliver to Landlord, within ten (10) business days after the Lease Date, an Irrevocable Letter of Credit (“Letter of Credit”) in the amount of $250,000.00 (the “Security Deposit”), issued by Fifth Third Bank (or from a financial institution reasonably acceptable to Landlord) in the form attached hereto as Exhibit “I” and shall cause the Letter of Credit to be maintained in full force and effect as set forth in this Section 5, as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease. As provided in Section 22(a)(x), failure to deliver the Letter of Credit by the tenth (10th) business day after the Lease Date will constitute an Event of Default (as defined in Section 22), as to which Tenant is not entitled to written notice or any opportunity to cure. The Letter of Credit shall by its terms be successively transferable by the beneficiary thereunder for a transfer fee not to exceed $250.00. In the event that, during the Term, Tenant fails to deliver to Landlord a renewal of or replacement to the Letter of Credit by a date no later than thirty (30) calendar days prior to its expiration date, Landlord shall have the right to demand and receive payment in full under the Letter of Credit and to hold the cash proceeds of the Letter of Credit as the Security Deposit under this Lease. So long as no Event of Default (as defined in Section 22) or Default Condition (as hereinafter defined in this Section 5) has occurred and is then continuing, the Security Deposit will (subject to the limitations hereinafter provided in this Section 5), automatically reduce by $100,000.00 on the first day of fourth (4th) Lease Year and by $50,000.00 on the first day of the fifth (5th) Lease Year. The Security Deposit will never reduce below $100,000.00. Further, the Security Deposit will never reduce, pursuant to this Section 5, at any time when an Event of Default or Default Condition has occurred and is continuing; provided, however, that if Tenant fails to qualify for a reduction of the Security Deposit in accordance with this Section 5 solely because of the existence of an Event of Default or Default Condition, and thereafter Tenant takes such actions as may be necessary to cure or eliminate all Events of Default or Default Conditions (regardless of when such Events of Default or Default Conditions may have occurred or arisen), Tenant shall then automatically be entitled to the reduction which would have occurred but for the existence of an Event of Default or Default Condition. The term “Default Condition”, as used in this Section 5, means the existence of facts or circumstances which, with the giving or notice or the passage of time, or both, would give rise to or become an Event of Default. Whenever a reduction of the Security Deposit occurs pursuant to this Section 5, Landlord will accept a substitute letter of credit (or amendment of the existing letter of credit), reflecting the reduction, so long as the substitute letter of credit otherwise complies with the requirements of this Section 5, and will simultaneously surrender the Letter of Credit Landlord is then holding. The Letter of Credit will not contain any provision resulting in automatic reductions. The acceptance by Landlord of the Security Deposit paid by Tenant shall not render this Lease effective unless and until Landlord shall have executed and delivered to Tenant a fully executed copy of this Lease. To the extent that the Security Deposit may, in accordance with the provisions of this Section 5, be held by Landlord in cash, the Security Deposit may be commingled with Landlord’s other funds and will not bear interest. Upon the occurrence of an Event of Default, Landlord may retain the Security Deposit for the payment of any sum due Landlord or which Landlord may expend or be required to expend by reason of such Event of Default; provided, however, that any such retention by Landlord shall not be or be deemed to be an election of remedies by Landlord or viewed as liquidated damages, it being expressly understood and agreed that Landlord shall have the right to pursue any and all other remedies available to it under the terms of this Lease, at law or in equity. In the event all or any portion of the Security Deposit is so retained by Landlord, Tenant shall, within ten (10) days after demand therefor from Landlord, replenish the Security Deposit to the full amount set forth in Section 1(k). Except as provided to the contrary in Section 17(b) of this Lease, in the event that Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant within ten (10) days after the later of (a) the Expiration Date or (b) the date that Tenant delivers possession of the Demised Premises to Landlord in compliance with the provisions of this Lease. In the event of a sale of the Building, Landlord shall transfer the Security Deposit to the purchaser, and upon acceptance by such purchaser, Landlord shall be released from all liability for the return of the Security Deposit. Tenant shall not assign or encumber the money deposited as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment or encumbrance. Notwithstanding any provision of this Section 5 to the contrary, Landlord has the right, under Section 17(g) of this Lease, to receive and retain up to $100,000.00 of the Security Deposit (without the occurrence of an Event of Default or Default Condition) to reimburse Landlord for the cost or demolishing and removing some or all of the Improvements (as defined in Section 8(a)(ii)). To satisfy the requirements of Section 17(b), on the Expiration Date, Tenant shall cause the Letter of Credit to be extended such that the maturity thereof shall be the date which is fourteen (14) months after the Expiration Date.

6. Operating Expenses and Additional Rent.

(a) Tenant agrees to pay as Additional Rent (as defined in Section 6(b) below) Tenant’s Operating Expense Percentage of Operating Expenses (as hereinafter defined). “Operating Expenses” shall be defined as all reasonable expenses for operation, repair, replacement and maintenance as necessary to keep the Building and the common areas, driveways, and parking areas associated therewith (collectively, the “Building Common Area”) fully operational and in good order, condition and repair, including but not limited to, utilities for the Building Common Area, expenses associated with the driveways and parking areas (including sealing and restriping, and trash, snow and ice removal), roof, security systems, fire detection and prevention systems, lighting facilities, landscaped areas, walkways, painting and caulking, directional signage, curbs, drainage strips, sewer lines, all charges assessed against or attributed to the Building pursuant to any applicable easements, covenants, restrictions, agreements, declaration of protective covenants or development standards, property management fees, all real property taxes and special assessments imposed upon the Building, the Building Common Area and the land on which the Building and the Building Common Area are constructed, all costs of insurance paid by Landlord with respect to the Building and the Building Common Area (including, without limitation, commercially reasonable deductibles), and costs of improvements to the Building and the Building Common Area required by any law, ordinance or regulation enacted after the Lease Commencement Date applicable to the Building and the Building Common Area generally (and not because of the particular use of the Building or the Building Common Area by a particular tenant), which cost shall be amortized on a straight line basis over the useful life of such improvement, as determined in accordance with generally accepted accounting principles consistently applied.

Operating Expenses shall not include expenses for the costs of any maintenance and repair required to be performed by Landlord at its own expense under Section (10)(b). Further, Operating Expenses shall not include: (i) the costs for capital improvements unless such costs are incurred for the purpose of causing a material decrease in the Operating Expenses of the Building or the Building Common Area or are incurred with respect to improvements made to comply with laws, ordinances or regulations as described above; (ii) cost of repairs or other work occasioned by fire, windstorm or other casualty of an insurable nature or by the exercise of eminent domain for which Landlord receives compensation (provided that Landlord may include in Operating Expenses a reasonable insurance deductible in the event of casualty affecting the Building); (iii) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants; (iv) renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of the Building; (v) Landlord’s costs of electricity and other services that are sold to tenants and for which Landlord is entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenant; (vi) depreciation and amortization; (vii) expenses in connection with services or other benefits of a type which are not made available to Tenant but which are provided to other tenants or occupants; (viii) expenses resulting from the negligence of Landlord, its agents, contractors or employees; (ix) any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority; (x) interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; (xi) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (xii) compensation paid to officers and executives of Landlord above the level of property manager; (xiii) cost incurred in connection with or directly related to the original construction of the Building or the expansion or renovation thereof; (xiv) costs associated with compliance with general building codes, laws, regulations or ordinances which were enacted prior to Tenant’s occupancy, whether such work is performed before or after the Lease Commencement Date of this Lease; (xv) costs associated with the operation of the business of the entity which constitutes Landlord, including, without limitation, formation of the entity, internal accounting and legal matters, preparation of tax statements, and the costs of any disputes between Landlord and its employees not engaged in the full-time management or operation of the Building; (xvi) costs incurred in connection with the investigation or remediation of any Hazardous Materials located in, on or under the Premises as of the Lease Commencement Date, or any Hazardous Materials stored, used or released by Landlord, its agents or employees after the Commencement Date; (xvii) costs of any items other than Operating Expenses for which Landlord receives reimbursement; (xviii) costs incurred for any items to the extent reimbursed pursuant to a manufacturer’s, vendor’s, materialmen’s or contractor’s warranty; and (xix) costs of services, items or profit received or provided by Landlord’s affiliates to the extent that such costs exceed the reasonable and customary charges for services to similar buildings in the area.

The proportionate share of Operating Expenses to be paid by Tenant shall be a percentage of the Operating Expenses based upon the proportion that the square footage of the Demised Premises bears to the total square footage of the Building (such figure referred to as “Tenant’s Operating Expense Percentage” and set forth in Section l(j)); provided that, as to management fees, Tenant shall pay Landlord the management fees directly attributable to the Rent (as hereinafter defined) payable hereunder with respect to the Demised Premises, and not Tenant’s Operating Expense Percentage of the management fees payable on the entire Building; provided further that the amount of management fees actually paid annually by Tenant will not exceed three percent (3%) of the gross Rent (as hereinafter defined) payable by Tenant during the applicable one year period. Prior to or promptly after the beginning of each calendar year during the Term, Landlord shall reasonably estimate the total amount of Operating Expenses to be paid by Tenant during each such calendar year and Tenant shall pay to Landlord one-twelfth (1/12) of such sum on the first day of each calendar month during each such calendar year, or part thereof, during the Term. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of Operating Expenses for such calendar year (the “Reconciliation Statement”), and the actual amount owed by Tenant. Landlord agrees to use commercially reasonable efforts to deliver the Reconciliation Statement not later than May 1 of each calendar year. Within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year, or in the event of overpayment, Landlord shall credit the amount of such overpayment toward the next installment of Operating Expenses owed by Tenant or remit such overpayment to Tenant if the Term has expired or has been terminated and no Event of Default exists hereunder. The obligations in the immediately preceding sentence shall survive the expiration or any earlier termination of this Lease. Each Reconciliation Statement shall be final, conclusive and binding on the parties within eighteen (18) months after its issuance by Landlord. If the Lease Commencement Date shall fall on other than the first day of the calendar year, and/or if the Expiration Date shall fall on other than the last day of the calendar year, Tenant’s Operating Expense Percentage of Operating Expenses for such calendar year shall be apportioned prorata.

(b) Any amounts required to be paid by Tenant hereunder (in addition to Base Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder except as set forth herein to the contrary (all such Base Rent and Additional Rent sometimes being referred to collectively herein as “Rent”). Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Base Rent. Tenant’s obligations for payment of Additional Rent shall begin to accrue on the Lease Commencement Date regardless of the Base Rent Commencement Date.

(c) If applicable in the jurisdiction where the Demised Premises are located, Tenant shall pay and be liable for all rental, sales, use and inventory taxes or other similar taxes, if any, on the amounts payable by Tenant hereunder levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Such payment shall be made by Tenant directly to such governmental body if billed to Tenant, or if billed to Landlord, such payment shall be paid concurrently with the payment of the Base Rent, Additional Rent, or such other charge upon which the tax is based, all as set forth herein.

(d) In the event that within one hundred eighty (180) days after Tenant’s receipt of the Reconciliation Statement for the prior calendar year, Tenant reasonably believes that certain of the Operating Expenses charged by Landlord include costs that are not properly included within the term “Operating Expenses” or that Landlord has erred in calculating same, Tenant shall have the right to audit Landlord’s books and records. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant’s exercise of such audit right within such 180-day period and a statement enumerating reasons for Tenant’s objections to the Reconciliation Statement issued by Landlord (the “Audit Notice”). Upon the receipt by Landlord of an Audit Notice, Landlord (or its representative) shall meet with Tenant (or its representative) to discuss the objections set forth in the Audit Notice. Landlord shall provide Tenant with reasonable access in Atlanta, Georgia to Landlord’s books and records relating to the Operating Expenses for the calendar year in question in order to attempt to resolve the issues raised by Tenant in the Audit Notice; provided that Landlord will, not more than once annually, deliver copies of the relevant books and records (with reproduction cost being paid by Tenant) at the offices of Landlord in Itasca, Illinois. If, within sixty (60) days after the date of the Audit Notice, Landlord and Tenant are unable to resolve Tenant’s objections, then Tenant shall notify Landlord if Tenant wishes to employ an independent, reputable certified public accounting firm (“Acceptable Accountants”) to inspect and audit Landlord’s books and records to resolve Tenant’s objections; provided that Acceptable Accountants may not be engaged on a contingent-fee basis. All costs and expenses of such audit shall be paid by Tenant, except if Tenant’s audit reveals an overcharge of more than five percent (5%) of Tenant’s Operating Expense Percentage of Operating Expenses, then Landlord shall reimburse Tenant for the reasonable cost of such audit actually incurred and paid by Tenant within ten (10) days after receipt of an invoice therefor from Tenant. Any audit performed pursuant to this Section shall be conducted only by the Acceptable Accountants and never on a contingent-fee basis.

7. Use of Demised Premises.

(a) The Demised Premises shall be used for the Permitted Use set forth in Section 1(1) and for no other purpose whatsoever, except as provided to the contrary in this subsection (a). If Tenant or any permitted assignee or subtenant desires to change the Permitted Use, Tenant shall submit to Landlord a written request setting forth in detail the nature of the additional or altered Permitted Use proposed by Tenant or a permitted or proposed assignee or subtenant (the “Altered Use”). Landlord agrees that Landlord may not unreasonably withhold, delay or condition its consent to the proposed Altered Use, subject to the conditions that such Altered Use shall never extend to or allow the use or storage of (A) radioactive, explosive, highly flammable or biohazardous materials at the Demised Premises or any materials which, when present in the Demised Premises, emit a noticeable and persistent odor or fumes (e.g., tires of any nature, which are strictly prohibited), (B) any product or material which, under applicable Governmental Requirements (as defined in Section 15), would require any alteration of the Demised Premises (e.g., special safety measures for explosive or highly flammable materials, special security measures for controlled substances or freezer/coolers for food products), (C) bulk quantities of chemicals or paint or petroleum (or distillates thereof), in any size container, or the use or storage of any other product or material wherein a Hazardous Substance (as defined in Section 16) constitutes the principal or a primary component of such product or material, (D) any product or material which, in the reasonable judgment of Landlord, will result in a material increase in the risk of Contamination (as defined in Section 16) at the Demised Premises or (E) any product or material which, in the reasonable judgment of Landlord, will result in a material increase in the wear and tear on the Demised Premises, as compared to wear and tear on the Demised Premises generated by the initial Permitted Use. Landlord shall, within ten (10) business days after receipt of the written notice from Tenant regarding a proposed Altered Use, give written notice to Tenant approving or disapproving the proposal. A notice of approval may contain reasonable conditions, based on the nature of the proposed use. If the written notice from Landlord disapproves the proposed use. the reasons for such determination shall be set forth in reasonable detail. The provisions of this Section 7(a) are not intended to and will not restrict the original Permitted Use as described in Section 1(1) of this Lease or the construction by Tenant of improvements in the Demised Premises in accordance with Section 17 and Special Stipulation 5.

(b) Tenant will permit no liens to attach or exist against the Demised Premises, and shall not commit any waste.

(c) The Demised Premises shall not be used for any illegal purposes, and Tenant shall not allow, suffer, or permit any vibration, noise, odor, light or other effect to occur within or around the Demised Premises that either (i) violates applicable Governmental Requirements (as defined in Section 15 below) or (ii) constitutes a nuisance or trespass under applicable law with respect to Landlord or any occupant of the Building or an adjoining building, its customers, agents, or invitees. Upon notice by Landlord to Tenant that any of the aforesaid prohibited uses are occurring, Tenant agrees to promptly remove or control the same.

(d) Landlord acknowledges that Tenant’s use of the Demised Premises shall include the preparation and testing of candles and waxes, which testing will likely result in fragrant emissions from the Demised Premises. Preparation shall include the use of pilot plant equipment, compression equipment, coating equipment, and melt filling of candles. Because Tenant does not, on the Lease Date, operate a facility comparable to the facility which Tenant will install in the Demised Premises, neither Landlord nor Tenant can accurately predict the intensity of the odors which will be generated by Tenant in connection with the Permitted Use. The term “odor”, as used in this subsection (d) and in subsection (e), below, is intended to mean any smell of any nature, and not just smells which might be characterized as malodorous. Landlord has expressed concern that, even if the odor generated by Tenant does not violate subsection (c) above, the odor could reach a level which would cause frequent and serious complaints by other tenants in the Building or by tenants in other buildings in the Project which are owned by IDI or affiliates of IDI (the “Other Tenants”). Tenant has advised Landlord that Tenant is unwilling to alter its activities based on any subjective determination by Landlord that the level of odor is unacceptable. In order to address the concerns of Landlord and Tenant with respect to odor from the Demised Premises which does not violate subsection (c), above, Landlord and Tenant have agreed on the procedures and provisions set forth in this subsection (d). If Landlord receives, at any time during the Term, three (3) or more written complaints in the aggregate within a period of six (6) months from three (3) or more Other Tenants regarding odors generated by the Permitted Use (the “Other Tenant Complaints”), and the odor giving rise to such Other Tenant Complaints does not violate subsection (c) above, then Landlord will be entitled to provide to Tenant copies of such Other Tenant Complaints and request that Tenant undertake a review of its operation in the Demised Premises and determine whether or not Tenant is using commercially reasonable practices to control the emission of odors from the Demised Premises. Tenant will respond to the written notice within ten (10) business days after receipt of the notice from Landlord and Landlord will meet with Tenant upon reasonable prior request to assess the Other Tenant Complaints and possible responsive measures by Tenant. In its written response, Tenant will either (i) identify changes in its practices affecting odor control which will be instituted or (ii) advise Landlord that Tenant has determined that no changes are required because commercially reasonable practices for odor control are already being utilized. The term “commercially reasonable practices”, as used in this subsection (d), is intended to include the use or installation of equipment or alterations of existing equipment and/or the utilization of maintenance practices or operating procedures which are (1) consistent with then current technology for odor control, (2) frequently or routinely used by operators comparable to Tenant for the purpose of odor control, and (3) available at a cost which is commercially reasonable, giving due regard to size of the business operation of Tenant and the amount of reduction of odor to be achieved in relation to the cost of the equipment or maintenance required to achieve the reduction. Landlord will have the right to notify Tenant, in response to its notice, whether or not Landlord concurs with the determination by Tenant. If Landlord and Tenant cannot reach agreement on whether or not Tenant is utilizing commercially reasonable practices to control the emission of odors from the Demised Premises, then Landlord will have the right to require arbitration to resolve the disagreement in the manner hereinafter specified in Section 7(e) below,

(e) If Landlord disagrees with the determination of Tenant that Tenant is using commercially reasonable practices to control the emission of odors from the Demised Premises, Landlord may elect by written notice to Tenant (the “Arbitration Notice”) to submit such matter to be decided by an independent third party (“Arbitrator”) mutually satisfactory to Landlord and Tenant who shall be a Certified Industrial Hygienist in the State of Illinois having at least fifteen (15) years’ experience in the field of air quality control. Landlord shall propose in its notice to Tenant an Arbitrator meeting the foregoing criteria, and Tenant shall within five (5) business days after receipt of such Arbitration Notice notify Landlord in writing of its acceptance of such Arbitrator as so designated by Landlord, or if Tenant is not prepared to accept the Arbitrator designated by Landlord, then Tenant shall designate an Arbitrator satisfactory to it for purposes of conducting such arbitration. The one Arbitrator mutually-satisfactory to Landlord and Tenant, or the two Arbitrators separately designated by each of Landlord and Tenant (if Landlord and Tenant fail to agree on the selection of one Arbitrator) shall within five (5) business days after engagement meet with the representatives of Landlord and Tenant for the purpose of gaining information with respect to the nature of the dispute between Landlord and Tenant, and shall decide such dispute without delay and as promptly as reasonably possible under the circumstances. In the event separate Arbitrators are selected by Landlord and Tenant and such parties cannot agree upon the matter submitted to them, such Arbitrators shall within five (5) business days after reaching such impasse select a third Arbitrator mutually-satisfactory to the two Arbitrators, and thereafter the third Arbitrator shall promptly decide the matter submitted by Landlord and Tenant to arbitration pursuant to the foregoing. Each party shall pay the cost and expense of any Arbitrator engaged by it, provided that both parties shall share equally the costs of any single Arbitrator who is mutually satisfactory to Landlord and Tenant or mutually satisfactory to the Arbitrators selected by Landlord and Tenant. If the Arbitrator determines that there are additional, commercially reasonable practices which should be instituted by Tenant to control the emission of odors from the Demised Premises, Tenant will, at the expense of Tenant, promptly carry out the recommendations of the Arbitrator and provide to Landlord reasonable evidence of the completion of the required work; provided, however, that in lieu of performing such work, Tenant shall have the right to elect to cease or reduce the activities in the Demised Premises which give rise to the emission of odors from the Demised Premises. If the Arbitrator determines that Tenant is using commercially reasonable practices to control the emission of odor from the Demised Premises, then Tenant will not be required to take any further action with respect to such Other Tenant Complaints presented by Landlord which were the basis for the arbitration. The decision of such Arbitrator(s) shall be issued in writing, shall be final and binding on both Landlord and Tenant with respect to such Other Tenant Complaints and shall not be subject to further review by either Landlord or Tenant. Landlord will be entitled to initiate a subsequent arbitration in the manner described in this subsection (e) if (i) additional complaints are received from tenants that were not the Other Tenants in the prior Other Tenant Complaints or (ii) are based on odors generated by a change in Tenant’s sources, materials, procedures or equipment since the prior arbitration.

(f) Tenant shall not violate any law, ordinance or restrictive covenant affecting the Demised Premises, and shall not in any manner use the Demised Premises so as to cause cancellation of, prevent the use of, or increase the rate of, the fire and extended coverage insurance policy required hereunder. Landlord hereby represents and warrants that, as of the Lease Date, (i) the Building is zoned I-1 under the zoning ordinance of the Village of Bolingbrook and that an excerpt from such ordinance listing the uses permitted in such classification is attached to this Lease as Exhibit B, (ii) the Permitted Use does not violate any restrictive covenant affecting the Demised Premises, and (iii) shall not prevent the use of, or increase the rate of, the fire and extended coverage insurance policy maintained by Landlord hereunder. Except for the foregoing, Landlord makes no (and does hereby expressly disclaim any) covenant, representation or warranty as to the Permitted Use being allowed by or being in compliance with any applicable laws, rules, ordinances or restrictive covenants now or hereafter affecting the Demised Premises, and any zoning letters, copies of zoning ordinances or other information from any governmental agency or other third party provided to Tenant by Landlord or any of Landlord’s agents or employees shall be for informational purposes only, Tenant hereby expressly acknowledging and agreeing that Tenant shall conduct and rely solely on its own due diligence and investigation with respect to the compliance of the Permitted Use with all such applicable laws, rules, ordinances and restrictive covenants and not on any such information provided by Landlord or any of its agents or employees.

(g) In the event insurance premiums pertaining to the Demised Premises, the Building, or the Building Common Area, whether paid by Landlord or Tenant, are increased over the least hazardous rate available due solely to the nature of the specific use of the Demised Premises by Tenant, Tenant shall pay such additional amount as Additional Rent.

8. Insurance.

(a) Tenant covenants and agrees that from and after the Lease Commencement Date or any earlier date upon which Tenant enters or occupies the Demised Premises or any portion thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Liability insurance in the Commercial General Liability form (including Broad Form Property Damage and Contractual Liabilities or reasonable equivalent thereto) covering the Demised Premises and Tenant’s use thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $2,000,000.00 and to have general aggregate limits of not less than $5,000,000.00 for each policy year. The insurance coverage required under this Section 8(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 11 and, if necessary, the policy shall contain a contractual endorsement to that effect.

(ii) Insurance covering (A) all of the items included in the leasehold improvements constructed in the Demised Premises in accordance with this Lease by or at the expense of either Landlord or Tenant (collectively, the “Improvements”), including but not limited to demising walls and the heating, ventilating and air conditioning system and (B) Tenant’s trade fixtures, merchandise and personal property from time to time in, on or upon the Demised Premises, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “Special Form” fire and casualty insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief, with a deductible not to exceed $25,000. Any policy proceeds from such insurance relating to the Improvements shall be used in accordance with Section 20 of this Lease.

(b) All policies of the insurance provided for in Section 8(a) shall be issued in form reasonably acceptable to Landlord by insurance companies with a rating of not less than “A,” and financial size of not less than Class XII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i) with respect to the liability coverage described in Section 8(a)(i)(A), shall name Landlord, Lender (as defined in Section 24), and any other party reasonably designated by Landlord, as an additional insured. The coverage described in Section 8(a)(ii)(A) relating to the Improvements shall name Tenant as the sole “loss payee”;

(ii) shall be delivered to Landlord through a certificate of insurance evidencing the required lines of coverage, insurance limits and coverage endorsements set forth in this Lease, and otherwise in a form acceptable to Landlord, prior to the Lease Commencement Date and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) In the event that Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 8, Landlord may upon thirty (30) days notice to Tenant (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and Tenant shall promptly reimburse Landlord for the actual and reasonable costs therefor.

(d) Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Demised Premises, its contents or to the other portions of the Building, arising from any risk covered by "Special Form" fire and extended coverage insurance of the type and amount required to be carried hereunder, provided that such waiver does not invalidate such policies or prohibit recovery thereunder. The parties hereto shall cause their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, to waive any right of subrogation that such insurers may have against Landlord or Tenant, as the case may be. Each of Landlord and Tenant shall provide to the other evidence of such waiver of subrogation by its insurer on or prior to the Lease Commencement Date and failure to do so shall be a failure to perform a material obligation under this Lease.

(e) Landlord shall maintain in full force and effect at all times "all risk" property insurance (or its equivalent) on the Building (not including the Improvements) and all Base Building Work (as defined in Section 17 below) in an amount not less than one hundred percent (100%) of the replacement cost thereof (excluding footings and foundation) in the event of fire, lighting, windstorm, vandalism, malicious mischief and all other risks normally covered by such policies in the Market Area, with a deductible not to exceed $250,000.00. All such policies shall contain agreed value clauses sufficient to eliminate any risk of coinsurance.

(f) Landlord shall maintain in full force and effect at all times a policy of Commercial General Liability form (including Broad Form Property Damage and Contractual Liabilities or reasonable equivalent thereto) covering the Project and Landlord's operation thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Building or the Building Common Area, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than $2,000,000.00 and to have general aggregate limits of not less than $5,000,000.00 for each policy year. All such policies shall contain contractual endorsements relating to all indemnities by Landlord under this Lease.

9. Utilities. During the Term, Tenant shall promptly pay as billed to Tenant all rents and charges for water and sewer services and all costs and charges for gas, steam, electricity, fuel, light, power, telephone, heat and any other utility or service used or consumed in or servicing the Demised Premises and all other costs and expenses involved in the care, management and use thereof as charged by the applicable utility companies. All such utilities, except for sewer and water, shall be separately metered and billed to Tenant, and Tenant shall establish an account with the utility provider with respect to each such separately metered utility. Sewer and water shall not be separately metered, and shall be billed to Tenant by Landlord, at Landlord's actual cost, as part of Operating Expenses. Tenant's obligation for payment of all utilities shall commence on the earlier of the Lease Commencement Date or the date of Tenant's actual occupancy of all or any portion of the Demised Premises, including any period of occupancy prior to the Lease Commencement Date, regardless of whether or not Tenant conducts business operations during such period of occupancy. In the event Tenant's use of any utility not separately metered is in excess of the average use by other tenants, Landlord shall have the right to install a meter for such utility, at Tenant's expense, and bill Tenant for Tenant's actual use. If Tenant fails to pay any utility bills or charges, Landlord may, at its option and upon reasonable notice to Tenant, pay the same and in such event, the amount of such payment, together with interest thereon at the Interest Rate as defined in Section 32 from the date of such payment by Landlord, will be added to Tenant's next payment due as Additional Rent. Notwithstanding anything to the contrary contained in this Lease, if Tenant cannot reasonably use the Premises for the Permitted Use solely by reason of any interruption in utility services to the Demised Premises as a result of the act or negligence of Landlord, its employees, agents or contractors (and Tenant does not in fact use the Premises) and such condition exists for four (4) consecutive business days, then Tenant's Base Rent shall be abated, on a per diem basis, for that portion of the Demised Premises that Tenant is unable to use for the Permitted Use until such service is restored to the Premises. Tenant shall not, however, be entitled to any abatement of Base Rent if the interruption or abatement in service is the result of any cause whatsoever other than the act or negligence of Landlord, its employees, agents or contractors. By way of example only, there shall be no abatement of Base Rent if Landlord is unable to furnish water to the Demised Premises if no water is then being made available to the Building by the supplying utility company or municipality.

10. Maintenance and Repairs.

(a) Tenant shall, at its own cost and expense, maintain in good condition and repair and replace as necessary the Demised Premises, including but not limited to the heating, air conditioning and ventilation systems, glass, windows and doors, sprinkler, all plumbing and sewage systems, fixtures, interior walls, floors (including floor slabs), dock areas, dock ramps, ceilings, storefronts, plate glass, skylights, all electrical facilities and equipment including, without limitation, lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors, and all other appliances and equipment (including, without limitation, dock levelers, dock shelters, dock seals and dock lighting) which exclusively serve the Demised Premises, except as to such maintenance, repair and replacement as is the obligation of

Landlord pursuant to Section 10(b). During the Term, Tenant shall maintain in full force and effect a service contract for the maintenance of the heating, ventilation and air conditioning systems with an entity reasonably acceptable to Landlord; provided, however, that during the one year period following the Lease Commencement Date, such service contract shall be maintained with the contractor that installed the heating, ventilation and air conditioning systems and shall provide for at least two preventive maintenance service calls during such one year period. Tenant shall deliver to Landlord (i) a copy of said service contract prior to the Lease Commencement Date, and (ii) thereafter, a copy of a renewal or substitute service contract within thirty (30) days prior to the expiration of the existing service contract. Tenant’s obligation shall exclude any maintenance, repair and replacement required because of the act or negligence of Landlord, its employees, contractors, agents, licensees or invitees, which shall be the responsibility of Landlord. Tenant shall not be obligated to replace any item if such item can be repaired to good working order.

(b) Except as set forth in Section 10(a), Landlord shall, at its own cost and expense, maintain in good condition and repair and replace as necessary all patent and latent defects in the construction of the Building actually known to Landlord and which affect the operation of the Building or the Demised Premises, the foundation (beneath the floor slab) and structural portions of the Building, including the roof, columns, beams and structural steel in the Building. Subject in each instance to the waiver set forth in Section 8(d) of this Lease and to the receipt of insurance proceeds from all insurance policies required to be maintained by the parties hereunder, Landlord’s obligation shall exclude the cost of any maintenance or repair required because of the act or negligence of Tenant or any of Tenant’s subsidiaries or affiliates, or any of Tenant’s or such subsidiaries’ or affiliates’ agents, contractors, employees, licensees or invitees (collectively, “Tenant’s Affiliates”), the cost of which shall be the responsibility of Tenant. Landlord shall never have any obligation to repair, maintain or replace, pursuant to this subsection 10(b) or any other provision of this Lease, any Tenant’s Change (as defined in Section 18 hereof).

(c) Unless the same is caused solely by the negligent action or inaction of Landlord, its employees or agents, and is not covered by the insurance required to be carried by Tenant pursuant to the terms of this Lease, Landlord shall not be liable to Tenant or to any other person for any damage occasioned by failure in any utility system or by the bursting or leaking of any vessel or pipe in or about the Demised Premises, or for any damage occasioned by water coming into the Demised Premises or arising from the acts or neglects of occupants of adjacent property or the public.

(d) Landlord will maintain, repair and replace as necessary the Building Common Area in a manner consistent with the operation of first-class industrial/warehouse/ distribution buildings in the Market Area (as defined in Exhibit G), and will provide, without limitation, snow and ice removal in the parking areas surrounding the Building. The cost of all such maintenance, repair and replacement will be included in Operating Expenses.

11. Tenant’s Personal Property; Indemnity. All of Tenant’s personal property in the Demised Premises shall be and remain at Tenant’s sole risk. Landlord, its agents, employees and contractors, shall not be liable for, and Tenant hereby releases Landlord from, any and all liability for theft thereof or any damage thereto occasioned by any act of God or by any acts, omissions or negligence of any persons not under the control of Landlord. Each party hereby agrees to indemnify, defend, protect and hold the other party harmless from and against any and all losses, costs, liabilities, damages and expenses, including, but not limited to, penalties, fines, reasonable attorney’s fees and costs actually incurred, but specifically excluding consequential and indirect damages (collectively, “Claims”), to the extent such Claims (i) are caused or result from the activities (including the negligence or willfulness conduct) of the indemnifying party or its respective agents, contractors or employees in or on the Demised Premises or Building Common Areas (as applicable), and (ii) are not insured (or required to be insured) by the indemnified party pursuant to the provisions of this Lease; provided, however, that the foregoing indemnity shall not extend to any Claims to the extent resulting from the negligence or willful misconduct of the indemnified party. The foregoing mutual indemnity is intended to be consistent with the waivers as set forth in Section 8(d) of this Lease, pursuant to which (A) each party has waived its respective rights against the other party to the extent any losses, damages or other Claims are insured or required to be insured under property damage policies by such party pursuant to the provisions of this Lease or otherwise, and (B) has agreed to cause such party’s respective insurance carrier to include a waiver of subrogation (to the extent obtainable) in their respective property damage insurance policies. The foregoing indemnities, and the waivers set forth in Section 8(d) are not intended to and shall not relieve any insurance carrier of its obligations to provide insurance coverage pursuant to insurance policies obtained pursuant to the provisions of this Lease. The provisions of this Section 11 shall survive the expiration or earlier termination of this Lease.

12. Tenant’s Fixtures. Tenant shall have the right to install in the Demised Premises trade fixtures required by Tenant or used by it in its business, and if installed by Tenant, to remove any or all such trade fixtures from time to time during and upon termination or expiration of this Lease; provided, however, that Tenant shall repair and restore any damage or injury to the Demised Premises (to the condition in which the Demised Premises existed prior to such installation) caused by the installation and/or removal of any such trade fixtures.

13. Signs. No sign, advertisement or notice shall be inscribed, painted, affixed, or displayed on the windows or exterior walls of the Demised Premises or on any public area of the Building, except in such places, numbers, sizes, colors and styles as are approved in advance in writing by Landlord, and which conform to all applicable laws, ordinances, or covenants affecting the Demised Premises. Any and all signs installed or constructed by or on behalf of Tenant pursuant hereto shall be installed, maintained and removed by Tenant at Tenant’s sole cost and expense. Tenant shall be entitled to one (1) slot on the Building monument sign and to place vinyl logo graphics on the entry doors to the Demised Premises. On or prior to the Lease Commencement Date, Landlord shall install, at its sole expense, Tenant’s signage on the Building monument. Such monument signage shall be in the same size and format as all other signs on the Building monument sign.

14. Intentionally Deleted.

15. Governmental Regulations.

(a) Tenant shall promptly comply throughout the Term, at Tenant’s sole cost and expense, with all present and future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof (collectively, “Governmental Requirements”) relating to or arising out of (a) all or any part of the Improvements installed or constructed in the Demised Premises by or for the benefit of Tenant, and (b) the use or manner of use by Tenant of the Demised Premises. Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Demised Premises. Without limiting the foregoing, if as a result of one or more Governmental Requirements it is necessary, from time to time during the Term, to perform an alteration or modification of the Demised Premises, the Building or the Building Common Area (a “Code Modification”) which is made necessary as a result of the specific use being made by Tenant of the Demised Premises or a Tenant’s Change, then such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; any such Code Modification shall be promptly performed by Tenant at its expense in accordance with the applicable Governmental Requirement and with Section 18 hereof. Tenant shall have the right to contest its duty to make a Code Modification under any Governmental Requirement, and in the event Tenant does so contest, then Tenant may postpone its compliance therewith until such contest shall be decided; provided, however, that the existence and continuation of such contest must not adversely affect the use or occupancy of the Building by Landlord and other tenants and must not result in the imposition of any fine or other penalty or sanction of any nature whatsoever on either Landlord or the Building.

(b) Landlord represents and warrants that the Project is in material compliance with all applicable Governmental Requirements as of the Lease Date. Except as set forth in Section 15(a) above, Landlord shall promptly materially comply throughout the Term with all Governmental Requirements relating to the Project and the cost of any such compliance shall be included in Operating Expenses to the extent permitted in this Lease. If as a result of one or more Governmental Requirements it is necessary from time to time during the Term to perform a Code Modification which (i) would be characterized as a capital expenditure under generally accepted accounting principles and (ii) is not made necessary as a result of the specific use being made by Tenant of the Demised Premises (as distinguished from an alteration or modification which would be required to be made by the owner of any warehouse-office building comparable to the Building irrespective of the use thereof by any particular occupant) or a Tenant’s Change, then (a) Landlord shall have the obligation to perform the Code Modification at its expense, (b) the cost of such Code Modification shall be amortized on a straight-line basis over the useful life of the item in question based on generally accepted accounting principles consistently applied, and (c) Tenant shall be obligated to pay (as Additional Rent, payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder) for (i) Tenant’s proportionate share (based on Tenant’s Operating Expense Percentage) of the portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, with respect to any Code Modification respecting the Building or the Building Common Area, and (ii) the entire portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof, with respect to any Code Modification respecting the Demised Premises. Tenant shall promptly send to Landlord a copy of any written notice received by Tenant requiring a Code Modification.

16. Environmental Matters.

(a) For purposes of this Lease:

(i) “Contamination” as used herein means the presence of or release of Hazardous Substances (as hereinafter defined) into any environmental media from, upon, within, below, into or on any portion of the Demised Premises, the Building, the Building Common Area or the Project so as to require remediation, cleanup or investigation under any applicable Environmental Law (as hereinafter defined).

(ii) “Environmental Laws” as used herein means all federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist hereafter, concerning protection of human health or safety from environmental hazards or the protection of the environment, all as may be amended from time to time including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”).

(iii) “Hazardous Substances” as used herein means any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste as those terms are defined by any applicable Environmental Laws and any polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.

(b) Landlord represents that, except as revealed to Tenant in writing by Landlord, to Landlord’s actual knowledge, Landlord has not treated, stored or disposed of any Hazardous Substances upon or within the Demised Premises, nor, to Landlord’s actual knowledge, has any predecessor owner of the Demised Premises, nor, to the Landlord’s actual knowledge, is Contamination present at, upon, or within the Demised Premises as of the Lease Date.

(c) Tenant covenants that all its activities, and the activities of Tenant’s Affiliates (as defined in Section 10(b)), on the Demised Premises, the Building, or the Project during the Term will be conducted in compliance with Environmental Laws. Tenant represents that it is currently in compliance with all applicable Environmental Laws and that there are no pending or, to the knowledge of Tenant, threatened notices of deficiency, notices of violation, orders, or judicial or administrative actions involving alleged violations by Tenant of any Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall be responsible for obtaining all permits or licenses or approvals under Environmental Laws necessary for Tenant’s operation of its business on the Demised Premises and shall make all notifications and registrations required for Tenant’s operation of its business on the Demised Premises by any applicable Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall at all times comply in all aspects with the terms and conditions of all such permits, licenses, approvals, notifications and registrations and with any other applicable Environmental Laws. Tenant represents that it has obtained all such permits, licenses or approvals and made all such notifications and registrations required by any applicable Environmental Laws necessary for Tenant’s operation of its business on the Demised Premises.

(d) Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Demised Premises, the Building, or the Project without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that the consent of Landlord shall not be required for the use at the Demised Premises of (i) chemicals and substances maintained in laboratory quantities and used in the research or development of Tenant’s products in a manner consistent with the Permitted Use (high performance waxes, functional oils, anti-microbials, lubricants, additives and other chemicals) in the ordinary course of its business, and stored and used in compliance with applicable Environmental Laws and (ii) cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with normal and ordinary use by Tenant in the routine operation or maintenance of Tenant’s office equipment or in the routine janitorial service, cleaning and maintenance for the Demised Premises. Notwithstanding the foregoing, any use of a chemical or substance that is classified as a National Fire Protection Association (“NFPA”) Level 4 chemical shall require the prior written consent of Landlord which shall not be unreasonably withheld, except for the use and storage of hydrogen, ethylene, propylene, butane, and pentene gases and vinyl chloride (in quantities consistent with the Permitted Use and in compliance with all Governmental Requirements) which is deemed to have received the consent of Landlord as of the date of this Lease. With respect to Hazardous Substances which, in accordance with this Section 16, Tenant is entitled to use in the Demised Premises, Tenant will provide to Landlord copies of the initial and thereafter the annual hazardous chemical inventory reporting filings made to the Local Emergency Planning Committee (which, as of the Lease Date, is the Village of Bolingbrook Fire Department) pursuant to the Emergency Planning and Community Right to Know Act with respect to hazardous chemicals stored by Tenant at the Demised Premises concurrently with such filings. For purposes of this Section 16, Landlord shall be deemed to have reasonably withheld consent if Landlord reasonably determines that the presence of such Hazardous Substance within the Demised Premises would reasonably be expected to result in a risk of harm to person or property, result in material increase in the likelihood of Contamination or otherwise negatively affect the value or marketability of the Building or the Project.

(e) Tenant shall not cause or permit the release of any Hazardous Substances by Tenant or Tenant’s Affiliates into any environmental media such as air, water or land, or into or on the Demised Premises, the Building or the Project in any manner that violates any Environmental Laws. If such release shall occur, Tenant shall (i) take all steps reasonably necessary to contain and control such release and any associated Contamination, (ii) clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws and (iii) notify and keep Landlord reasonably informed of such release and response.

(f) Regardless of any consents granted by Landlord pursuant to Section 16(d) allowing Hazardous Substances upon the Demised Premises, Tenant shall under no circumstances whatsoever cause or permit (i) any activity on the Demised Premises which would cause the Demised Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder, (ii) the discharge of Hazardous Substances into the storm sewer system serving the Project or (iii) the installation of any underground storage tank or underground piping on or under the Demised Premises.

(g) Tenant shall and hereby does indemnify Landlord and hold Landlord harmless from and against any and all reasonable and actual expense, loss, and liability suffered by Landlord (but excluding indirect or consequential damages and excluding expenses, losses, and liabilities to the extent arising from Landlord’s own negligence or willful act), by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances (whether accidental, intentional, or negligent) by Tenant or Tenant’s Affiliates during the Term or by reason of Tenant’s breach of any of the provisions of this Section 16. Such expenses, losses and liabilities may include, without limitation, (i) any and all expenses that Landlord may actually incur to comply with any Environmental Laws; (ii) any and all costs that Landlord may actually incur in investigating or remedying any Contamination at or arising from the Demised Premises, the Building, or the Project; (iii) any and all reasonable costs that Landlord may actually incur in studying, removing, disposing or otherwise addressing any Hazardous Substances; (iv) any and all fines, penalties or other sanctions assessed upon Landlord; and (v) any and all reasonable legal and professional fees and costs incurred by Landlord in connection with the foregoing. The indemnity contained herein shall survive the expiration or earlier termination of this Lease.

(h) Landlord shall and hereby does indemnify Tenant and hold Tenant harmless from and against any and all reasonable and actual expense, loss and liability suffered by Tenant (but excluding indirect or consequential damages and excluding expenses, losses, and liabilities to the extent arising from Tenant’s own negligence or willful act) as a result of Landlord’s breach of Section 16(b), or by reason of storage, generation, handling, treatment, transportation or disposal or arrangement for transportation or disposal of any Hazardous Substances upon or within the Demised Premises by Landlord, its agents or contractors. For the purposes of such indemnity, Tenant’s permissible expenses shall include (A) any and all reasonable expenses which Tenant may actually incur to comply with any Environmental Laws, (B) any and all reasonable expenses which Tenant may actually incur in investigating or remedying any Contamination, (C) any and all reasonable costs which Tenant may actually incur in studying, sampling, testing, treating, containing, encapsulating, removing, disposing or otherwise addressing any Hazardous Substances at the Demised Premises, (D) any and all judgments, fines, penalties or other sanctions assessed upon Tenant, and (E) any and all reasonable legal and reasonable professional expenses which Tenant may actually incur in connection with the foregoing. Notwithstanding the foregoing, Landlord shall, so long as the enforcement or imposition of any remedy or penalty upon or against Tenant is stayed, and so long as such actions do not interfere in any material manner with Tenant’s use and enjoyment of the Demised Premises, have the right and obligation to undertake and perform all such studying, remedying, removing, disposing or otherwise addressing any Hazardous Substances which are the responsibility of Landlord under this subsection (h), and Tenant shall not perform such acts unless (x) Tenant is specifically required by Environmental Laws to perform such acts, and (y) Landlord has failed or refused to perform such acts after having been afforded reasonable written notice by Tenant and having had reasonable opportunity to perform such acts. The indemnity by Landlord in this Section 16(h) shall survive the termination or expiration of this Lease.

(i) Tenant shall have the right to install, beneath the floor slab of the Demised Premises, an underground neutralization vessel in accordance with the Plans and Specifications (as defined in Special Stipulation 5) (“Underground Tank”). Although Tenant shall not be required to remove the Underground Tank, Landlord will have the right and option to remove the Underground Tank in accordance with Section 17(b) of this Lease and include the cost of such removal in the demolition cost referred to in Section 17(b). Any leakage from the Underground Tank during the Term shall constitute Contamination which is within the scope of the indemnity by Tenant in subsection (g), above.

(j) If Contamination not caused by Tenant is found to exist in, on or under the Demised Premises and (1) such Contamination actually prevents (by virtue of the application or enforcement of applicable Environmental Laws or by virtue of a hazard to human health or by virtue of the investigation or remediation of such Contamination) Tenant from occupying any material part of the Demised Premises for the conduct of Tenant’s normal business operations and (2) as a result, Tenant actually vacates all or a portion of the Demised Premises, and Landlord fails, within thirty (30) calendar days, after receipt of written notice from Tenant of the existence of such circumstances, to remediate the Contamination to attain compliance with Environmental Laws, then, commencing on the first day when Tenant vacated all or a portion of the Demised Premises and continuing thereafter, Base Rent and Additional Rent shall abate and not be payable with respect to the portion of the Building which is not being occupied by Tenant; provided that the abatement will cease at such time that Landlord is able to remediate the Contamination which is the source of the abatement such that Tenant may reoccupy the Demised Premises within ninety (90) calendar days. If Landlord fails or elects not to remediate the Contamination within ninety (90) calendar days, either Landlord or Tenant shall have the right to terminate this Lease at any time after expiration of such 90th day by giving written notice. The rental abatement provided in this subsection (j) and the foregoing right to terminate this Lease shall be the sole and exclusive remedies of Tenant with respect to the existence of Contamination, except Contamination that is Landlord’s obligation under subsection (h) of this Section 17.

(k) Tenant will never have any obligation to cure or remediate any Contamination which may exist on the Lease Date or which may come to exist during the Term from any cause other than an act of Tenant or any of Tenant’s Affiliates. Further, Tenant will never have any obligation, duty or liability to Landlord with respect to any such Contamination.

17. Construction of Demised Premises.

(a) Tenant agrees that, except as expressly provided to the contrary in this Section 17 and in Special Stipulation 5 regarding the right of Tenant to perform the Allowance Work (as defined in Special Stipulation 5), Tenant hereby accepts the Demised Premises “as is – where is” and as suitable for the Permitted Use. Landlord will, at the expense of Landlord, perform the following improvements in a timely manner (collectively, the “Base Building Work”): (i) install electrical service upgrade in the Demised Premises to 600-amp, 277/480 volt, 3-phase, 4-wire service and such service shall be brought to Tenant electrical room designated Room Number 021 on Tenant’s Plans and Specifications (as such term is defined in Paragraph 5 of Exhibit D), such work to be made by Landlord concurrently with performance by Tenant of the Allowance Work; (ii) paint all interior walls of the Demised Premises white in color; (iii) install warehouse light fixtures; (iv) install a demising wall in accordance with the Plans and Specifications, (v) install the signage as described in Section 13 of this Lease (after approval thereof in writing by Tenant), such signage installation to be completed on or prior to August 1, 2008; and (vi) install ten (10) new passenger vehicle parking spaces along the south truck entrance drive aisle, such parking installation to be completed by December 31, 2008. The work described in subclauses (i), (ii), (iii) and (iv) of the foregoing sentence shall be completed by Landlord on or prior to the date which is four (4) weeks after the Lease Date and in cooperation with Tenant’s general contractor; provided that, so long as such work is completed by Landlord within six (6) weeks of the Lease Date, no Landlord Delay will have occurred in connection with such completion. Landlord’s failure to complete the work set forth in subclauses (i), (ii) and (iii) shall, subject to delay caused by Force Majeure, constitute a Landlord Delay. Except for the Base Building Work and payment of the Maximum Construction Allowance, Landlord has no other obligation to perform any work of any nature as a condition of the obligations of Tenant under this Lease. Tenant acknowledges that Tenant may not, in the performance of the Allowance Work, use all of the lighting fixtures existing in the warehouse portion of the Building as of the Lease Date. With respect to any such unused lighting fixtures, Tenant hereby agrees either to leave the fixtures in place in the Demised Premises or return them to Landlord, promptly after removal. All roof-top equipment existing as of the Lease Date which is not utilized by Tenant will be left in place and will remain the property of Landlord.

(b) Tenant acknowledges that (i) the amount of office and/or laboratory space included in the Allowance Work substantially exceeds the amount of office and/or laboratory space typically used by tenants of Landlord occupying space in the Building (i.e., industrial/warehousing/distribution tenants), (ii) the cutting of the floor by Tenant, as contemplated by the Plans and Specifications for certain utility lines does not conform to the practices normally utilized by Landlord and (iii) Landlord may elect to remove the Underground Tank. It is therefore likely that, at the end of the Term, Landlord will, in order to re-lease the space within the Demised Premises, need to (x) demolish and remove some or all of the Allowance Work and retrofit such space and (y) replace certain areas of the warehouse floor to conform to the requirements of another tenant. Accordingly, Tenant agrees that Tenant will, in the manner hereinafter described, reimburse Landlord for up to $100,000.00 of cost actually and reasonably incurred by Landlord to demolish and remove the Allowance Work (including, without limitation, removing the Underground Storage Tank), retrofit the space for another tenant and replace sections of the warehouse floor affected by the floor-cutting undertaken by Tenant in accordance with the Plans and Specifications. After the Expiration Date, Landlord will have a period of up to twelve (12) months to determine whether or not it will elect to demolish some or all of the Allowance Work and/or replace the relevant sections of the floor of the Building. At any time during such twelve-month period, Landlord may elect either to lease the Allowance Work to another tenant or to proceed with demolition (in whole or in part) of the Allowance Work and/or replacement of the relevant sections of the floor. If, at any time during the twelve (12) months, Landlord re-leases the Demised Premises to another tenant, without any demolition of any of the Allowance Work or replacement of any portion of the floor of the Building, Landlord will, within ten (10) calendar days thereafter, surrender and return the Letter of Credit to Tenant. If, at any time during the twelve (12) months, Landlord elects to demolish the Allowance Work (in whole or in part) and/or to replace the relevant sections of the floor of the Building, Landlord will give written notice to Tenant and Landlord will be able to retain so much of the proceeds of the Letter of Credit as are actually required to reimburse Landlord for the actual and reasonable projected cost of the demolition and/or floor replacement, as applicable (Landlord must provide Tenant with bona fide supporting documentation of such projected costs); provided that, if the cost of demolition and/or floor replacement actually incurred by Landlord is less than the projected cost, Landlord will refund to Tenant the amount of the savings. After Landlord gives written notice to Tenant of the amount of the demolition cost and/or floor replacement, Tenant will have the option to pay Landlord the amount of the cost in cash, whereupon Landlord will, within ten (10) calendar days after receipt of the cash payment, return the Letter of Credit to Tenant. If Tenant fails or elects not to make the cash payment, Landlord will be entitled to present the Letter of Credit to the issuer thereof and receive payment in full of the projected cost of the demolition and/or floor replacement, as applicable. In order to allow compliance with the provisions of this subsection (b) and to permit ample time to Landlord to compile all requisite supporting documentation for the projected costs and submit such to Tenant, the outside maturity of the letter of credit shall be the date which is fourteen (14) months after the Expiration Date. The provisions of this subsection (b) will survive any expiration or termination of this Lease.

(c) Tenant shall have the right but not the obligation to remove all or any part of any tangible personal property which is part of the Allowance Work upon expiration or earlier termination of this Lease; provided, however, that Tenant shall not be permitted to remove any portion of the Allowance Work which is either part of the Building or a fixture until Landlord has determined whether it will lease the Demised Premises to another Tenant without demolishing the Allowance Work as contemplated in subsection (b) above.

(d) Landlord hereby acknowledges that Tenant is making a significant investment in the Demised Premises as a result of its construction of the Allowance Work. During the Term of this Lease, Landlord agrees that the Allowance Work and any Tenant’s Change installed or located in the Demised Premises shall be the property of Tenant and shall not become Landlord’s property until expiration of this Lease; provided that any Tenant’s Change may remain in the Demised Premises only to the extent provided in Section 18. Accordingly, Tenant shall, in accordance with Section 8 of this Lease, be named as “loss payee” with respect to property insurance covering the Allowance Work and/or a Tenant’s Change and the proceeds of such insurance will be disbursed and held in accordance with the provisions of Sections 8 and 20 of this Lease.

(e) Notwithstanding the foregoing provisions of this Section 17 or of Special Stipulation 5, below, until Tenant delivers the Letter of Credit in accordance with Section 5, Tenant will have no right to cut the floor of the Demised Premises or penetrate either the exterior walls or the roof of the Building.

18. Tenant Alterations and Additions.

(a) Except as hereinafter expressly provided to the contrary, Tenant shall not make or permit to be made any alterations, improvements, or additions to the Demised Premises (a “Tenant’s Change”), without first obtaining on each occasion Landlord’s prior written consent (which consent Landlord agrees not to unreasonably withhold, delay or condition). For purposes of the foregoing, a Tenant’s Change does not include any alterations, improvements or changes made by Tenant in connection with its maintenance and repair obligations hereunder or any cosmetic changes such as interior re-painting or re-carpeting the Demised Premises. Landlord’s consent shall not be required for alterations which cost less than $25,000.00 individually or, in the aggregate over the Term, total less than $250,000.00 and which (i) do not affect or alter any structural element of the Building and (ii) do not require any penetration of the roof deck or membrane of the Building or the placement or installation of any improvement or equipment of any kind on an exterior wall or roof of the Building. If Tenant desires to undertake a Tenant’s Change which does not require the consent of Landlord, Tenant shall, nevertheless, submit to Landlord plans and specifications for such Tenant’s Change not less than ten (10) business days prior to commencement of any work. As part of its approval process, Landlord may require that Tenant submit plans and specifications to Landlord, for Landlord’s approval or disapproval, which approval shall not be unreasonably withheld, delayed or conditioned. All Tenant’s Changes shall be performed in accordance with all legal requirements applicable thereto and in a good and workmanlike manner with first-class materials. Tenant shall maintain insurance reasonably satisfactory to Landlord during the construction of all Tenant’s Changes. No Tenant’s Change shall be structural in nature or impair the structural strength of the Building or reduce its value. Tenant shall pay the full cost of any Tenant’s Change and, as to each alteration which exceeds $25,000.00, shall either give Landlord such reasonable security as may be reasonably requested by Landlord to insure payment of such cost, or provide Landlord such information as Landlord may reasonably request to confirm the financial capability of Tenant to make timely payment of all costs related to the Tenant’s Change in question. If Landlord at the time of giving its approval to any Tenant’s Change notifies Tenant in writing that approval is not conditioned upon removal of Tenant’s Change at the termination or expiration of this Lease, then Tenant shall not be required to remove the applicable Tenant’s Change at the termination or expiration of this Lease; provided, however, that absent a written confirmation that approval is not conditioned on removal, then Tenant shall, at its sole cost and expense and at Landlord’s option upon the termination or expiration of this Lease, remove the same and repair any damage to the Demised Premises caused by such removal work. So long as Tenant specifically so requests, in its request for initial approval of a proposed Tenant’s Change, Landlord will specify in any approval by Landlord of a proposed Tenant’s Change whether or not the Tenant’s Change must be removed at the end of the Term. Tenant shall, upon the expiration or termination of this Lease, remove any of Tenant’s Changes which were undertaken by Tenant but did not require the consent of Landlord, and shall repair any damage to the Demised Premises caused by such removal work; provided that, if Tenant specifically so requests in the submission to Landlord of the plans and specifications required above, Landlord will, within ten (10) business days after receipt of the plans and specifications, give written notice to Tenant whether or not the proposed Tenant’s Change must be removed at the end of the Term. As provided in Section 17(d) above, all Tenant’s Changes shall be the property of Tenant and shall not become Landlord’s property until expiration of this Lease.

(b) To the extent permitted by law, all of Tenant’s contracts and subcontracts for such Tenant’s Changes shall provide that no lien shall attach to or be claimed against the Demised Premises or any interest therein, and that all subcontracts let thereunder shall contain the same provision. Whether or not Tenant furnishes the foregoing, Tenant agrees to hold Landlord harmless from, and defend against (with legal counsel acceptable to Landlord) all liens, claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work. Tenant shall not permit the Demised Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for the Demised Premises by, or at the direction or sufferance of Tenant and if any such liens are filed against the Demised Premises, Tenant shall promptly discharge the same; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord, within fifteen (15) days after demand, such security as may be reasonably satisfactory to Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord’s interest in the Demised Premises by reason of non-payment thereof; provided further that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. If Tenant fails to post such security or does not diligently contest such lien, Landlord may, without investigation of the validity of the lien claim, discharge such lien and Tenant shall reimburse Landlord upon demand for all actual and reasonable costs and expenses incurred in connection therewith, which expenses shall include any attorneys’ fees, paralegals’ fees and any and all costs associated therewith, including litigation through all trial and appellate levels and any costs in posting bond to effect a discharge or release of the lien. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject the Demised Premises to liability under any lien law now or hereafter existing of the state in which the Demised Premises are located.

19. Services by Landlord. Landlord shall be responsible for providing for maintenance of the Building Common Area, and, except as required by Section 10(b) hereof or as otherwise specifically provided for herein, Landlord shall be responsible for no other services whatsoever. All costs incurred by Landlord in the maintenance of the Building Common Area will be included in Operating Expenses.

20. Fire and Other Casualty.

(a) In the event the Demised Premises are damaged by fire or other casualty insured (or required to be insured) by Landlord, Landlord agrees to promptly restore and repair the Demised Premises at Landlord’s expense (not including the Improvements to be insured by Tenant, which must be restored by Tenant in the manner hereinafter described in this Section 20) to the condition in which the Demised Premises existed on the Lease Date (ordinary wear and tear excepted), to the extent Landlord receives insurance proceeds therefor, provided, that Landlord shall, at its expense, pay (i) the full amount of the deductible under the policy provided by Landlord in accordance with this Lease and (ii) any cost to repair or restore footings or foundation damaged by the casualty (collectively, the “Landlord Contribution”). Notwithstanding the foregoing, in the event that the Demised Premises are, in the reasonable opinion of Landlord’s architect (subject to Tenant’s rights set forth in Section 20(b) below), so destroyed that they cannot be repaired or rebuilt within two hundred seventy (270) days after the date of such damage, then Landlord shall give written notice to Tenant of such determination (the “Determination Notice”) within sixty (60) days of such casualty. Either Landlord or Tenant may terminate and cancel this Lease effective as of the date of such casualty by giving written notice to the other party within thirty (30) days after Tenant’s receipt of the Determination Notice. Upon the giving of such termination notice, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate. If no such termination notice is given or if restoration and repair can be completed within two hundred seventy (270) days, then Landlord shall, to the extent of the available insurance proceeds (plus payment of the Landlord Contribution), make the repair or restoration of the Demised Premises required of Landlord by this Section 20, promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Demised Premises (if Tenant is still occupying the Demised Premises). If Landlord is required under the provisions of this Section 20 to restore the Demised Premises after a casualty, Tenant shall be obligated to perform all work required to restore the Improvements and any Tenant’s Change made by Tenant to the Demised Premises to the extent of the available insurance proceeds related thereto, plus the full amount of the deductible under the policy provided by Tenant in accordance with this Lease; provided that Tenant will have the right, at the sole option of Tenant, in lieu of restoring the Improvements, to construct leasehold improvements in a manner such that the Demised Premises will be comprised of approximately 3000 square feet of office space (including HVAC), with a level of finish and configuration consistent with warehouse/distribution use, and based on plans and specifications reasonably acceptable to Landlord, and the warehouse area (and the demising wall, if affected by the casualty) will be restored to a level of finish the same as existed on the Lease Date, including the same lighting, HVAC and mechanical systems. Base Rent and Additional Rent shall proportionately abate during the time that the Demised Premises or any part thereof are unusable by reason of any such damage thereto. LANDLORD SHALL OBTAIN AN AGREEMENT FROM ITS LENDER OR ANY OTHER PARTY ENTITLED TO LANDLORD’S PROPERTY INSURANCE PROCEEDS THAT THE TERMS AND CONDITIONS OF THIS SECTION SHALL GOVERN AND BE BINDING ON LENDER (OR ANY OTHER PARTY ENTITLED TO LANDLORD’S PROPERTY INSURANCE PROCEEDS) IN THE EVENT OF A CASUALTY. TENANT SHALL OBTAIN AN AGREEMENT FROM ANY LENDER OR ANY OTHER PARTY ENTITLED TO TENANT’S PROPERTY INSURANCE PROCEEDS THAT THE TERMS AND CONDITIONS OF THIS SECTION SHALL GOVERN AND BE BINDING ON SUCH LENDER (OR ANY OTHER PARTY ENTITLED TO TENANT’S PROPERTY INSURANCE PROCEEDS) IN THE EVENT OF A CASUALTY.

(b) If Tenant disagrees with the opinion of Landlord’s architect that the Demised Premises cannot be repaired or rebuilt within two hundred seventy (270) days after the date of such damage, Tenant may elect by written notice to Landlord (the “Restoration Arbitration Notice”) to submit such matter to be decided by an independent third party (“Restoration Arbitrator”) mutually satisfactory to Landlord and Tenant who shall (i) either be a licensed architect in the State of Illinois or an executive officer of a reputable large construction company and (ii) have at least ten (10) years’ experience in the completion of construction of industrial buildings in Illinois and the completion of the improvements for tenants located therein. Tenant shall propose in its notice to Landlord a Restoration Arbitrator meeting the foregoing criteria, and Landlord shall within five (5) business days after receipt of such Restoration Arbitration Notice notify Tenant in writing of its acceptance of such Restoration Arbitrator as so designated by Tenant, or if Landlord is not prepared to accept the Restoration Arbitrator designated by Tenant, then Landlord shall designate an Restoration Arbitrator satisfactory to it for purposes of conducting such arbitration. The one Restoration Arbitrator mutually-satisfactory to Landlord and Tenant, or the two Restoration Arbitrators separately designated by each of Landlord and Tenant (if Landlord and Tenant fail to agree on the selection of one Restoration Arbitrator) shall within five (5) business days after engagement meet with the representatives of Landlord and Tenant for the purpose of gaining information with respect to the nature of the dispute between Landlord and Tenant, and shall decide such dispute without delay and as promptly as reasonably possible under the circumstances. The decision of such Restoration Arbitrator(s) shall be final and binding on both Landlord and Tenant and shall not be subject to further review by either Landlord or Tenant. In the event separate Restoration Arbitrators are selected by Landlord and Tenant and such parties cannot agree upon the matter submitted to them, such Restoration Arbitrators shall within five (5) business days after reaching such impasse select a third Restoration Arbitrator mutually-satisfactory to the two Restoration Arbitrators, and thereafter the third Arbitrator shall promptly decide the matter submitted by Landlord and Tenant to arbitration pursuant to the foregoing. Each party shall pay the cost and expense of any Restoration Arbitrator engaged by it, provided that both parties shall share equally the costs of any single Restoration Arbitrator who is mutually satisfactory to Landlord and Tenant or mutually satisfactory to the Restoration Arbitrators selected by Landlord and Tenant.

(c) If either Landlord or Tenant exercises its right to terminate this Lease pursuant to Section 20(a) above at any time during the Term of this Lease, then Tenant agrees to assign to Landlord an amount of money equal to the then replacement cost of restoring 3000 square feet of office space and related warehouse improvements in the manner described in subsection (a) (the “Office/Warehouse Replacement Cost”), above, from the applicable insurance proceeds payable to Tenant under its property insurance policy maintained pursuant to Section 8(a)(ii) of this Lease, plus the full amount of any deductible subtracted from such amount by the relevant carrier. If Landlord and Tenant disagree on the amount of the Office/Warehouse Replacement Cost, then such amount shall be determined by the Restoration Arbitrators in the manner set forth in Section 20(b) above. If, at the time any insurance proceeds are available from Tenant’s insurance company as a result of a casualty affecting the Improvements, neither Landlord nor Tenant has elected to terminate this Lease in accordance with this Section 20, then, Tenant shall deposit the full amount of such proceeds in an escrow account with Chicago Title and Insurance Company (the “Escrow Agent”), under an escrow agreement among Landlord, Tenant and Escrow Agent which will give effect to the provisions of this Section 20 and provide a procedure for disbursement of funds in a manner which will enable Tenant to meet its restoration obligations under this Section 20; provided that, if, after creation of such escrow, either Landlord or Tenant elects to terminate this Lease in accordance with this Section 20, then the Escrow Agent shall release the Office/Warehouse Replacement Cost to Landlord and release the balance of the escrowed amount to Tenant.

(d) Landlord and Tenant acknowledge that their respective property insurance policies, provided in accordance with Section 8, contain certain exclusions from coverage, such as, by way of example, loss from war risk (all such exclusions being hereinafter referred to collectively as the “Exclusions”). If any loss or damage to the Building or the Demised Premises occurs as a result of a loss which is within the Exclusions, then, if the loss exceeds the deductible amount and neither party is willing to provide the funds required to restore the loss, then either Landlord or Tenant may terminate this Lease in the same manner provided in subsection (a) with regard to a casualty which cannot be restored within 270 days.

21. Condemnation.

(a) If all of the Demised Premises is taken or condemned for a public or quasi-public use, or if a material portion of the Demised Premises is taken or condemned for a public or quasi-public use and the remaining portion thereof is not usable by Tenant, this Lease shall terminate as of the earlier of the date title to the condemned real estate vests in the condemnor or the date on which Tenant is deprived of possession of the Demised Premises. In such event, the Base Rent herein reserved and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Tenant to Landlord to that date, all Base Rent, Additional Rent and other sums payable hereunder prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination date shall survive.

(b) If only part of the Demised Premises is taken or condemned for a public or quasi-public use and this Lease does not terminate pursuant to Section 21 (a), Landlord shall, to the extent of the award it receives, restore the Demised Premises to a condition and to a size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the taking, and there shall be an equitable adjustment to the Base Rent and Additional Rent based on the actual loss of use of the Demised Premises suffered by Tenant from the taking.

(c) Subject to the right of Tenant to seek a separate award in the manner hereinafter described in this subsection (c), Landlord shall be entitled to receive the [entire] award in any proceeding with respect to any taking provided for in this Section 21, without deduction therefrom for any estate vested in Tenant by this Lease, Nothing herein contained shall be deemed to prohibit Tenant from making a separate claim, against the condemnor, to the extent permitted by law, for the value of Tenant’s moveable trade fixtures, machinery and moving expenses, provided that the making of such claim shall not and does not adversely affect or diminish Landlord’s award.

22. Tenant’s Default.

(a) The occurrence of any one or more of the following events shall constitute an “Event of Default” of Tenant under this Lease:

(i) if Tenant fails to pay Base Rent or any Additional Rent hereunder as and when such rent becomes due and such failure shall continue for more than five (5) days after Landlord gives written notice to Tenant of such failure (provided, however, that if payment of any Base Rent or Additional Rent required hereunder is by check, and following deposit thereof such check is rejected or returned due to insufficient funds, then such event shall constitute an immediate Event of Default and no such five (5) day notice and cure period shall be required);

(ii) if Tenant fails to pay Base Rent or any Additional Rent on time more than three (3) times in any period of twelve (12) months, notwithstanding that such payments have been made within the applicable cure period;

(iii) Intentionally Deleted;

(iv) if Tenant permits to be done anything which creates a lien upon the Demised Premises and fails to discharge or bond such lien, or post security with Landlord reasonably acceptable to Landlord within thirty (30) days after receipt by Tenant of written notice thereof;

(v) if Tenant fails to maintain in force all policies of insurance required by this Lease and such failure shall continue for more than ten (10) days after Landlord gives Tenant written notice of such failure;

(vi) if any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings;

(vii) if Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors;

(viii) if a receiver, custodian, or trustee is appointed for the Demised Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment;

(ix) if Tenant fails to perform or observe any other term of this Lease and such failure shall continue for more than thirty (30) days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time; or

(x) if Tenant fails to deliver the Letter of Credit not later than the tenth (10) business day after the Lease Date.

(b) Upon the occurrence of any one or more Events of Default, Landlord may, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Section 22):

(i) Terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Demised Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Demised Premises to Landlord on the date specified in such notice; or

(ii) Terminate this Lease as provided in Section 22(b)(i) hereof and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows: (1) the value of the excess, if any, of (A) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the Expiration Date had this Lease not been terminated (the “Remaining Term”), over (B) the aggregate reasonable rental value of the Demised Premises for the Remaining Term (which excess, if any shall be discounted to present value at the “Treasury Yield” as defined below for the Remaining Term); plus (2) the costs of recovering possession of the Demised Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees; plus (3) the unpaid Base Rent and

Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Demised Premises. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (ii)(1) shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Landlord and Tenant that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. “Treasury Yield” shall mean the rate of return in percent per annum of Treasury Constant Maturities for the length of time specified as published in document H. 15(519) (presently published by the Board of Governors of the U.S. Federal Reserve System titled “Federal Reserve Statistical Release”) for the calendar week immediately preceding the calendar week in which the termination occurs. If the rate of return of Treasury Constant Maturities for the calendar week in question is not published on or before the business day preceding the date of the Treasury Yield in question is to become effective, then the Treasury Yield shall be based upon the rate of return of Treasury Constant Maturities for the length of time specified for the most recent calendar week for which such publication has occurred. If no rate of return for Treasury Constant Maturities is published for the specific length of time specified, the Treasury Yield for such length of time shall be the weighted average of the rates of return of Treasury Constant Maturities most nearly corresponding to the length of the applicable period specified. If the publishing of the rate of return of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall be based upon the index which is published by the Board of Governors of the U.S. Federal Reserve System in replacement thereof or, if no such replacement index is published, the index which, in Landlord’s reasonable determination, most nearly corresponds to the rate of return of Treasury Constant Maturities. In determining the aggregate reasonable rental value pursuant to subparagraph (ii)(l)(B) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (a) the length of time remaining in the Remaining Term, (b) the then current market conditions in the general area in which the Building is located, (c) the likelihood of reletting the Demised Premises for a period of time equal to the remainder of the Term, (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located, (e) the vacancy levels in the general area in which the Building is located, (f) current levels of new construction that will be completed during the Remaining Term and how this construction will likely affect vacancy rates and rental rates and (g) inflation; or

(iii) Without terminating this Lease, declare immediately due and payable the sum of the following: (1) the present value (calculated using the “Treasury Yield”) of all Base Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), plus (2) the cost of recovering and reletting the Demised Premises and all other expenses incurred by Landlord in connection with Tenant’s default, plus (3) any unpaid Base Rent, Additional Rent and other rentals, charges, assessments and other sums owing by Tenant to Landlord under this Lease or in connection with the Demised Premises as of the date this provision is invoked by Landlord, plus (4) interest on all such amounts from the date due at the Interest Rate, and Landlord may immediately proceed to distrain, collect, or bring action for such sum, or may file a proof of claim in any bankruptcy or insolvency proceedings to enforce payment thereof; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Base Rent and Additional Rent payable hereunder throughout the Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants and subtenants on account of said Demised Premises during the remainder of the Term (provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to this subparagraph (iii)), less all costs, expenses and attorneys’ fees of Landlord incurred but not yet reimbursed by Tenant in connection with recovering and reletting the Demised Premises; or

(iv) Without terminating this Lease, in its own name but as agent for Tenant, enter into and upon and take possession of the Demised Premises or any part thereof. Any property remaining in the Demised Premises may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of, Tenant without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby unless caused by Landlord’s negligence. Thereafter, Landlord may, but shall not be obligated to, lease to a third party the Demised Premises or any portion thereof as the agent of Tenant upon such terms and conditions as Landlord may deem necessary or desirable in order to relet the Demised Premises. The remainder of any rentals received by Landlord from such reletting, after the payment of any indebtedness due hereunder from Tenant to Landlord, and the payment of any costs and expenses of such reletting, shall be held by Landlord to the extent of and for application in payment of future rent owed by Tenant, if any, as the same may become due and payable hereunder. If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default provided same has not been cured; or

(v) Without terminating this Lease, and with or without notice to Tenant, enter into and upon the Demised Premises and, without being liable for prosecution or any claim for damages therefor, maintain the Demised Premises and repair or replace any damage thereto or do anything or make any payment for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting Tenant’s compliance under this Lease and Landlord shall not be liable to Tenant for any damages with respect thereto; or

(vi) Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any property, material, labor, utilities or other service, wherever Landlord is obligated to furnish or render the same so long as an Event of Default exists under this Lease; or

(vii) With or without terminating this Lease, allow the Demised Premises to remain unoccupied and collect rent from Tenant as it comes due; or

(viii) Pursue such other remedies as are available at law or equity.

(c) If this Lease shall terminate as a result of or while there exists an Event of Default hereunder, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or default.

(d) Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon shall bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted.

(e) No agreement to accept a surrender of the Demised Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Demised Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the Demised Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing and signed by the party making such waiver. Landlord’s acceptance of Base Rent or Additional Rent in full or in part following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to the other party.

(f) If an Event of Default shall occur, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

23. Landlord’s Right of Entry. Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter upon the Demised Premises at all reasonable times upon at least twenty-four hours prior notice (which may be given by telephone to the Office Manager at the Demised Premises) and escort by a representative of Tenant (which Tenant will be obligated to provide) for the purposes of inspecting the Demised Premises and Tenant’s compliance with this Lease, and, without escort by Tenant, making any necessary repairs thereto; provided that, except in the case of an emergency, Landlord shall give Tenant reasonable prior notice of Landlord’s intended entry upon the Demised Premises. Nothing herein shall imply any duty upon the part of Landlord to do any work required of Tenant hereunder, and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform it. Landlord shall not be liable for inconvenience, annoyance, or disturbance to Tenant by reason of making such repairs or the performance of such work in the Demised Premises or on account of bringing materials, supplies and equipment into or through the Demised Premises during the course thereof, and the obligations of Tenant under this Lease shall not thereby be affected; provided, however, that Landlord shall use commercially reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Demised Premises in making such repairs or performing such work. Landlord also shall have the right to enter the Demised Premises at all reasonable times upon at least twenty-four hours prior notice (which may be given by telephone to the Office Manager at the Demised Premises) and escort by a representative of Tenant (which Tenant will be obligated to provide) to exhibit the Demised Premises to any prospective purchaser, mortgagee or, during the last six (6) months of the Term, tenant thereof.

24. Lender’s Rights.

(a) For purposes of this Lease:

(i) “Lender” as used herein means the holder of a Mortgage;

(ii) “Mortgage” as used herein means any or all mortgages, deeds to secure debt, deeds of trust or other instruments in the nature thereof which may now or hereafter affect or encumber Landlord’s title to the Demised Premises, and any amendments, modifications, extensions or renewals thereof.

(b) Subject to Section 24(f) below, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien and security title of any Mortgage. Tenant recognizes and acknowledges the right of Lender to foreclose or exercise the power of sale against the Demised Premises under any Mortgage.

(c) Within fifteen (15) days after Landlord’s request, Tenant shall, in confirmation of the subordination set forth in Section 24(b) and notwithstanding the fact that such subordination is self-operative, and no further instrument or subordination shall be necessary, execute, acknowledge, and deliver to Landlord or to Lender any and all reasonable instruments reasonably requested by either of them to evidence such subordination.

(d) At any time during the Term, Lender may, by written notice to Tenant, make this Lease superior to the lien of its Mortgage. If requested by Lender, Tenant shall, upon demand, at any time or times, execute, acknowledge, and deliver to Lender, any and all reasonable instruments that may be reasonably necessary to make this Lease superior to the lien of any Mortgage.

(e) If Lender (or Lender’s nominee, or other purchaser at foreclosure) shall hereafter succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease, Tenant shall, if requested by such successor, attorn to and recognize such successor as Tenant’s landlord under this Lease without change in the terms and provisions of this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment, provided that such successor shall not be bound by (i) any payment of Base Rent or Additional Rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, and then only if such prepayments have been deposited with and are under the control of such successor, (ii) any provision of any amendment to the Lease to which Lender has not consented, (iii) the defaults of any prior landlord under this Lease, or (iv) any offset rights arising out of the defaults of any prior landlord under this Lease. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between each successor landlord and Tenant, subject to all of the terms, covenants and conditions of this Lease.

(f) Notwithstanding anything to the contrary herein, Tenant’s agreement to attorn to a successor in title to the Demised Premises, or to subordinate this Lease as contemplated in Section 24(a) above, is expressly conditioned upon either such lienholder’s or ground lessor’s agreement that so long as there is no Event of Default hereunder this Lease and Tenant’s interest hereunder shall not be disturbed and Tenant’s receipt of a subordination, non-disturbance and attornment agreement (“SNDA”) reasonably satisfactory to Tenant. Such SNDA shall contain an agreement by the lienholder that all available insurance proceeds under Landlord’s property insurance shall be applied as set forth in Section 20 above in the event of a casualty.

(g) Landlord hereby certifies to Tenant that there is no Mortgage encumbering the Building as of the Lease Date.

25. Estoppel Certificate and Financial Statement.

(a) Landlord and Tenant agree, at any time, and from time to time, within fifteen (15) days after written request of the other, to execute, acknowledge and deliver a statement in writing in recordable form to the requesting party and/or its designee certifying that, to the best of such party’s knowledge: (i) this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified), (ii) the dates to which Base Rent, Additional Rent and other charges have been paid, (iii) whether or not, to the best of its knowledge, there exists any failure by the requesting party to perform any term, covenant or condition contained in this Lease, and, if so, specifying each such failure, (iv) (if such be the case) Tenant has unconditionally accepted the Demised Premises and is conducting its business therein, and (v) and as to such additional matters as may be requested, it being intended that any such statement delivered pursuant hereto may be relied upon by the requesting party and by any purchaser of title to the Demised Premises or by any mortgagee or any assignee thereof or any party to any sale-leaseback of the Demised Premises, or the landlord under a ground lease affecting the Demised Premises.

(b) If Landlord desires to finance, refinance, or sell the Building, Tenant and all guarantors of Tenant’s obligations hereunder, if any, shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past 3 years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth. Tenant shall not be obligated to deliver such financial statements more than once a year.

26. Limitation on Liability. NO OWNER OF THE DEMISED PREMISES, WHETHER OR NOT NAMED HEREIN, SHALL HAVE LIABILITY HEREUNDER AFTER IT CEASES TO HOLD TITLE TO THE DEMISED PREMISES. NEITHER LANDLORD NOR ANY OFFICER, DIRECTOR, SHAREHOLDER, PARTNER OR PRINCIPAL OF LANDLORD, WHETHER DISCLOSED OR UNDISCLOSED, SHALL BE UNDER ANY PERSONAL LIABILITY WITH RESPECT TO ANY OF THE PROVISIONS OF THIS LEASE. IN THE EVENT LANDLORD IS IN BREACH OR DEFAULT WITH RESPECT TO LANDLORD’S OBLIGATIONS OR OTHERWISE UNDER THIS LEASE, TENANT SHALL LOOK SOLELY TO THE EQUITY OF LANDLORD IN THE BUILDING FOR THE SATISFACTION OF TENANT’S REMEDIES. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD’S LIABILITY UNDER THE TERMS, COVENANTS, CONDITIONS,

WARRANTIES AND OBLIGATIONS OF THIS LEASE SHALL IN NO EVENT EXCEED LANDLORD’S EQUITY INTEREST IN THE BUILDING. EXCEPT AS SET FORTH IN SECTION 30(C) OF THIS LEASE, IN NO EVENT SHALL TENANT BE LIABLE TO LANDLORD FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. LANDLORD AGREES THAT NO OFFICER, DIRECTOR, SHAREHOLDER, PARTNER OR PRINCIPAL OF TENANT, WHETHER DISCLOSED OR UNDISCLOSED, SHALL BE UNDER ANY PERSONAL LIABILITY WITH RESPECT TO ANY OF THE OBLIGATIONS AND LIABILITY OF TENANT UNDER THIS LEASE.

27. Notices. Any notice required or permitted to be given or served by either party to this Lease shall be deemed given when made in writing, and either (i) personally delivered, (ii) deposited with the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested, or (iii) delivered by a nationally recognized overnight delivery service providing proof of delivery, properly addressed to the address set forth in Section 1(m) (as the same may be changed by giving written notice of the aforesaid in accordance with this Section 27). If any notice mailed is properly addressed with appropriate postage but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice required or permitted to be given or served by Landlord or Tenant to this Lease may be given by either an agent, law firm or attorney acting on behalf of Landlord or Tenant.

28. Brokers. Landlord and Tenant represent and warrant to the other that, except for those parties set forth in Section 1(o) (the “Brokers”), it has not engaged or had any conversations or negotiations with any broker, finder or other third party concerning the leasing of the Demised Premises to Tenant who would be entitled to any commission or fee based on the execution of this Lease. Landlord and Tenant hereby further represent and warrant to the other that it is not receiving and is not entitled to receive any rebate, payment or other remuneration, either directly or indirectly, from the Brokers, and that it is not otherwise sharing in or entitled to share in any commission or fee paid to the Brokers by Landlord or any other party in connection with the execution of this Lease, either directly or indirectly. Each of Landlord and Tenant hereby indemnifies the other party against and from any claims for any brokerage commissions (except those payable to the Brokers, all of which are payable by Landlord pursuant to a separate agreement) and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

29. Assignment and Subleasing.

(a) Except as provided in subsection (d) of this Section 29, Tenant may not assign, mortgage, pledge, encumber or otherwise transfer this Lease, or any interest hereunder, or sublet the Demised Premises, in whole or in part, without on each occasion first obtaining the prior express written consent of Landlord, which consent Landlord shall not unreasonably withhold, delay or condition. Except as provided to the contrary in subsection (d), below, any change in control of Tenant resulting from a merger, consolidation, stock transfer or asset sale shall be considered an assignment or transfer which requires Landlord’s prior written consent. Any merger, consolidation, stock transfer or asset sale affecting Tenant which meets the requirements of subsection (d), below, will not require the prior written consent of Landlord, notwithstanding that such event will constitute an assignment of this Lease by Tenant. For purposes of this Section 29, by way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent if Landlord determines (i) that the prospective assignee or subtenant is not of a financial strength similar to Tenant as of the Lease Date, (ii) that the proposed use of the Demised Premises by such prospective assignee or subtenant (including, without limitation, a use involving the use or handling of Hazardous Substances) will negatively affect the value or marketability of the Building or the Project, require any alteration of the Building or the Demised Premises to comply with Governmental Requirements, materially increase the wear and tear on the Demised Premises as compared to the Permitted Use by Tenant or cause any increase in the insurance premiums payable in connection with the Building or (iii) that the prospective assignee or subtenant is a current tenant in the Project.

(b) If Tenant desires to assign this Lease or sublet the Demised Premises or any part thereof, Tenant shall give Landlord written notice no later than forty-five (45) days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Demised Premises proposed to be subleased, (iii) the proposed effective date and duration of the assignment or subletting and (iv) the proposed rent or consideration to be paid to Tenant by such assignee or sublessee. Tenant shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease. Landlord shall have a period of thirty (30) days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects; (i) to terminate this Lease as to the space so affected as of the proposed effective date set forth in Tenant’s notice, in which event Tenant shall be relieved of all further obligations hereunder as to such space, except for obligations under Sections 11 and 28 and all other provisions of this Lease which expressly survive the termination hereof; provided however that if Landlord elects to terminate this Lease, then Tenant shall have ten (10) days within which to withdraw its request for consent in which event the Lease shall continue in full force and effect; or (ii) to permit Tenant to assign or sublet such space; provided, however, that, if the rent rate (which rate must be comparable to a bona fide arm’s length transaction) agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Demised Premises, then one half (1/2) of such excess rent (after payment of brokerage commissions, attorneys’ fees and other disbursements reasonably incurred by Tenant for such assignment and subletting if acceptable evidence of such disbursements is delivered to Landlord) shall be considered Additional Rent owed by Tenant to Landlord, and shall be paid by Tenant to Landlord, in the case of excess rent, in the same manner that Tenant pays Base Rent; or (iii) to refuse, in Landlord’s reasonable discretion (taking into account all relevant factors including, without limitation, the factors set forth in the Section 29(a) above), to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect as to the entire Demised Premises. If Landlord should fail to notify Tenant in writing of such election within the aforesaid thirty (30) day period, Landlord shall be deemed to have elected option (iii) above. Tenant agrees to reimburse Landlord for actual and reasonable legal fees and any other actual and reasonable costs incurred by Landlord in connection with any requested assignment or subletting, and such payments shall not be deducted from the Additional Rent owed to Landlord pursuant to subsection (ii) above. Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which shall require such assignee to assume performance of all terms of this Lease on Tenant’s part to be performed.

(c) No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer. Permitted subtenants or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder, without, however, relieving Tenant of any of its liability hereunder. No such assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, tenant or occupant, as Tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.

(d) Notwithstanding subsection (a) of Section 29, provided that there is not an Event of Default under this Lease which remains uncured, Tenant shall have the right, upon thirty (30) days’ prior written notice to Landlord, but without the consent of Landlord (i) to sublet all or part of the Demised Premises to any related corporation or entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; or (ii) to assign this Lease to a successor entity into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property, provided that such successor entity assumes substantially all of the obligations and liabilities of Tenant and shall have net current assets, capitalization, tangible net worth and creditworthiness at least equal to the assets, capitalization, tangible net worth and creditworthiness of Tenant as of the Lease Date as determined by generally accepted accounting principles (the “Credit Standard”) or (iii) sell or transfer a controlling interest in the stock of Tenant, and thereby cause an assignment of this Lease by Tenant, provided that, after such sale or transfer, Tenant continues to satisfy the Credit Standard. In connection with any assignment of this Lease by Tenant contemplated by this subsection (d), Tenant will provide, in its initial notice to Landlord, financial statements and other documentation which will be reasonably sufficient to enable Landlord to determine whether or not the Credit Standard will be satisfied after the assignment. For the purposes hereof (i) “control” shall mean ownership of not less than fifty percent (50%) of all the voting stock or legal and equitable interest in such corporation or entity and (ii) “tangible net worth” shall be defined as the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities and (iii) “net current assets” means only liquid assets (e.g. cash, marketable securities, accounts receivable and inventory).

30. Termination or Expiration.

(a) No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to termination thereof. Notwithstanding anything to the contrary contained herein, if this Lease is rejected in any bankruptcy action or proceeding filed by or against Tenant, and the effective date of rejection is on or after the date upon which that month’s Rent is due and owing, then the Rent owing under this Lease for the month during which the effective date of such rejection occurs shall be due and payable in full and shall not be prorated.

(b) At the expiration or earlier termination of the Term of this Lease, Tenant shall surrender the Demised Premises and all improvements, alterations and additions thereto, and keys therefor to Landlord, clean and neat, and in good working order, excepting normal wear and tear, condemnation and casualty, and any component of the Demised Premises which must be maintained by Landlord in accordance with this Lease; provided, however, that Tenant must, in any event (i) remove the Underground Tank in accordance with Section 16(i) and (ii) remove any Tenant’s Change if required to do so under the provisions of Section 19 and repair any damage to the Demised Premises caused by such removal.

(c) If Tenant remains in possession of the Demised Premises after expiration of the Term, with or without Landlord’s acquiescence and without any express agreement of the parties, Tenant shall be a tenant-at-sufferance at two hundred percent (200%) of the Base Rent in effect at the end of the Term; provided, however, that if Tenant gives to Landlord written notice not less than six (6) months preceding the end of the Term, that Tenant desires to extend the duration of the Term for up to two (2) additional months (with the period of the extension, up to a maximum of two months, to be specified in the notice from Tenant), then, and only then, the Term will automatically be extended for the period specified in the notice from Tenant (up to a maximum of two months) (“Permitted Holdover Period”) at a Base Rent equal to one hundred ten percent (110%) of the Base Rent in effect on the date which otherwise would have been the Expiration Date. If Tenant fails to vacate the Demised Premises at the end of the Permitted Holdover Period, without Landlord’s acquiescence and without any express agreement of the parties, Base Rent will automatically escalate to an amount equal to two hundred percent (200%) of the Base Rent in effect immediately prior to commencement of the Permitted Holdover Period. Tenant shall also continue to pay all other Additional Rent due hereunder. Notwithstanding the foregoing, there shall be no renewal of this Lease by operation of law or otherwise, and, in addition to and without limiting such rights and remedies as may be available to Landlord at law or in equity as a result of Tenant’s holding over beyond the Term, Landlord shall be entitled to exercise any and all rights and remedies available to Landlord in respect of an Event of Default hereunder (it being agreed that any such holdover shall be deemed an immediate Event of Default hereunder). In addition to the foregoing, Tenant shall be liable for all damages, direct and consequential, incurred by Landlord as a result of such holdover. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Demised Premises shall reinstate, continue or extend the Term or Tenant’s right of possession. The provisions of this subsection 30(c) shall survive the expiration of the Term.

31. Intentionally Deleted.

32. Late Payments. In the event any installment of rent, inclusive of Base Rent, or Additional Rent or other sums due hereunder, if any, is not paid within ten (10) days after the due date therefor, Tenant shall pay an administrative fee (the “Administrative Fee”) equal to five percent (5%) of such past due amount, plus interest on the amount past due at the lesser of (i) the maximum interest rate allowed by law or (ii) a rate of fifteen percent (15%) per annum (the “Interest Rate”), in order to defray the additional expenses incurred by Landlord as a result of such late payment. The Administrative Fee is in addition to, and not in lieu of, any of the Landlord’s remedies hereunder.

33. Rules and Regulations. Tenant agrees to abide by the rules and regulations set forth on Exhibit E attached hereto, as well as other rules and regulations reasonably promulgated by Landlord from time to time, so long as such other rules and regulations do not materially and adversely affect the rights of Tenant hereunder. Landlord hereby agrees that all such rules and regulations shall apply to all tenants in the Building and shall be nondiscriminatory. In the event of any discrepancy, contradiction or inconsistency between any such rules and regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall control,

34. Quiet Enjoyment. So long as Tenant has not committed an Event of Default hereunder, Landlord agrees that Tenant shall have the right to quietly use and enjoy the Demised Premises for the Term.

35. Miscellaneous.

(a) The parties hereto hereby covenant and agree that Landlord shall receive the Base Rent, Additional Rent and all other sums payable by Tenant hereinabove provided as net income from the Demised Premises, without any abatement (except as set forth in Section 20 and Section 21), reduction, setoff, counterclaim, defense or deduction whatsoever.

(b) If any clause or provision of this Lease is determined to be illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and that in lieu of such illegal, invalid or unenforceable clause or provision there shall be substituted a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(c) All rights, powers, and privileges conferred hereunder upon the parties hereto shall be cumulative, but not restrictive to those given by law.

(d) TIME IS OF THE ESSENCE OF THIS LEASE.

(e) No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s or Tenant’s rights to demand exact compliance with the terms hereof.

(f) This Lease contains the entire agreement of the parties hereto as to the subject matter of this Lease and no prior representations, inducements, letters of intent, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect. Any future amendment to this Lease must be in writing and signed by the parties hereto. The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter gender and the singular and plural number.

(g) This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord. Tenant has a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein.

(h) At the request of Tenant, the parties agree to execute and deliver a short-form memorandum of lease, in a form reasonably acceptable to Landlord (but in no event including the amount of the Rent or any other economic provisions of this Lease), which Tenant shall have the right to record in the Office of the Recorder, Will County, Illinois.

(i) The captions of this Lease are for convenience only and are not a part of this Lease, and do not in any way define, limit, describe or amplify the terms or provisions of this Lease or the scope or intent thereof.

(j) This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

(k) This Lease shall be interpreted under the laws of the State where the Demised Premises are located.

(1) The parties acknowledge that this Lease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption shall be made in favor of either party. No inference shall be made from any item which has been stricken from this Lease other than the deletion of such item.

36. Special Stipulations. The Special Stipulations, if any, attached hereto as Exhibit D, are incorporated herein and made a part hereof, and to the extent of any conflict between the foregoing provisions and the Special Stipulations, the Special Stipulations shall govern and control.

37. Lease Date. For purposes of this Lease, the term “Lease Date” shall mean the later date upon which this Lease is signed by Landlord and Tenant.

38. Authority. If Landlord or Tenant is not a natural person, then Landlord and/or Tenant shall cause its corporate secretary or general partner, as applicable, to execute the certificate attached hereto as Exhibit F-1 and F-2. respectively. Each of Landlord and Tenant represents that it is authorized by all required corporate or partnership action to enter into this Lease and the individual(s) signing this Lease on behalf of Landlord or Tenant (as applicable) are each authorized to bind Landlord or Tenant (as applicable) to its terms.

39. No Offer Until Executed. The submission of this Lease by Landlord to Tenant for examination or consideration does not constitute an offer by Landlord to lease the Demised Premises and this Lease shall become effective, if at all, only upon the execution and delivery thereof by Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Demised Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. Eastern time for fifteen (15) days after the date of execution of this Lease by Tenant and delivery to Landlord.

40. Force Majeure. Neither Landlord nor Tenant shall be required to perform any term, provision, agreement, condition or covenant in this Lease which pertains to the performance of construction, maintenance or repair at the Demised Premises, the Building or the Building Common Area to the extent and only so long as such performance is actually delayed or prevented by “Force Majeure”, which shall mean acts of God, strikes (not including a strike specifically against Tenant or the Demised Premises as a result of a failure by Tenant to observe the rules and regulations of union labor employed by Tenant to work at the Demised Premises), lockouts, labor restrictions by any governmental authority, civil riots, floods, fire, insurrection, war, order of governmental body or authority not arising in any way out of a failure by Tenant to comply with all applicable Governmental Requirements, and, except as hereinafter provided to the contrary, any other cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome. A Force Majeure delay relating to the performance of the Allowance Work (as defined in Paragraph 5 of Exhibit D) which is attributable to any one or more of, and in each case is not caused by the acts or omission of Landlord, its agents, contractors or employees, (i) delays in the issue of permits or certificates of occupancy, (ii) strikes, lockouts or other labor disturbance or dispute or (iii) shortages or unavailability of materials of any nature is sometimes referred to in this Lease as “Third Party Delay”.

41. Parking. Tenant’s occupancy of the Demised Premises shall include the use of forty (40) unassigned parking spaces and ten (10) reserved parking spaces (such 10-spaces being the parking spaces to be constructed by Landlord as part of the Base Building Work), each of which shall be available to Tenant twenty-four (24) hours a day, seven (7) days per week. Landlord shall not modify such parking spaces during the Term of this Lease. For the purposes of this Section 41, a parking space will be “reserved” by virtue of a sign, prepared and installed at the expense of Tenant, indicating that the identified spaces are reserved for the exclusive use of Tenant. Landlord will never have any obligation to enforce Tenant’s exclusive parking rights, Tenant will not have the right to tow, “boot” or otherwise move or physically affect improperly parked cars and unauthorized parking will never constitute a default by Landlord under this Lease.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seals, the day and year first above written.

LANDLORD:
Date: May 30, 2008

INDUSTRIAL PROPERTY FUND X, L.P., a Delaware limited partnership

BY: IPF-GP X, LLC, a Delaware limited liability company, Sole General Partner

		By:	IDI Georgia Holdings, Inc., a Georgia corporation, Sole Member

			By:	/s/ Timothy J. Gunter
Timothy J. Gunter
President

TENANT:

Date: May 29, 2008	ELEVANCE RENEWABLE SCIENCES, INC., a Delaware corporation

	By:	/s/ K’Lynne Johnson
Name: K’Lynne Johnson
Title: CEO

ATTESTATION

Landlord – Limited Partnership:

STATE OF GEORGIA

COUNTY OF FULTON

BEFORE ME, a Notary Public in and for said County, personally appeared Timothy J. Gunter, known to me to be the person(s) who, as President of IDI Georgia Holdings, Inc., the corporation which, in its capacity as the sole member of IPF-GP X, LLC, a Delaware limited liability company, in its capacity as the sole general partner of Industrial Property Fund X, L.P., a Delaware limited partnership, which executed the foregoing instrument in its capacity as Landlord, signed the same, and acknowledged to me that he did so sign said instrument in the name and upon behalf of said corporation, acting in said capacity, as an officer of said corporation, that the same is his free act and deed as such officer, and he was duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporate seal of said corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name, and affixed my official seal, this 30 day of May, 2008.

/s/ Mona Hand
Notary Public My Commission Expires:	2/8/09

Tenant - Corporation: STATE OF Illinois COUNTY OF DuPage

BEFORE ME, a Notary Public in and for said County, personally appeared                                          and                                         , known to me to be the person(s) who, as K’Lynne Johnson and                                         , respectively, of ELEVANCE RENEWABLE SCIENCES, INC., the corporation which executed the foregoing instrument in its capacity as Tenant, signed the same, and acknowledged to me that they did so sign said instrument in the name and upon behalf of said corporation as officers of said corporation, that the same is their free act and deed as such officers, respectively, and they were duly authorized thereunto by its board of directors; and that the seal affixed to said instrument is the corporate seal of said corporation.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name, and affixed my official seal, this 29 day of May, 2008.

/s/ Tracey Rubach
Notary Public
My Commission Expires: 11/17/09

EXHIBIT A

CROSSROADS PARKWAY
MARQUETTE DRIVE
TURBO AIR, INC
27,538 SF TOTAL
40'
TYP.
INO THEREPEUTICS
24,062 SF TOTAL
40'
TYP.
ELEVANCE RENEWABLE SCIENCES
28'
143'
536'
130'
DRIVE-IN
DUMPSTER ENCLOSURE FOR ALL TENANT USE

SPEC BUILDING IV

BOLINGBROOK CORPORATE CENTER
BOLINGBROOK, IL

PROJECT INFORMATION

LAND	±8.43 AC
TOTAL BUILDING	102,936 SF
F.A.R.	.280
CLEAR HEIGHT	28'
AVAIL. PARKING	91 CARS
FUTURE PARKING	85 CARS
TENANT 'D'	16,041 SF
DOCKS	2 DOCKS
	1 DRIVE IN
TENANT 'E'	15,777 SF
DOCKS	2 DOCKS
	1 DRIVE IN
ELEVANCE RENEWABLE SCIENCES, INC.	19,518 SF
	2 DOCKS
	1 DRIVE IN

0 40 80 160

N

SPARKS ARCHITECTS INCORPORATED

IDI

Industrial Developments International

SITE PLAN

11-15-07

P1

EXHIBIT B

PART 3 - INDUSTRIAL DISTRICT REGULATIONS.

Section 4-301. 1-1 LIMITED INDUSTRIAL DISTRICT.

(A)	Permitted Uses. (Ordinance No. 95-079, 05.09.95)

1.	Any manufacturing or industrial use involving production, processing, cleaning, servicing, testing, repair or storage of materials, goods or products which conforms to the performance standards set forth in Section 4-303.

2.	Wholesaling and warehousing: including local cartage and express facilities as well as motor freight terminals. (Ordinance 96-002, 01.14.97

3.	Public and community service uses as follows:

(Ordinance 96-070, 06.25.96)

a.	Bus terminals, garages and lots

b.	Parks and recreation areas

4.	Miscellaneous uses:

a.	Accessory uses

b.	Temporary buildings for construction purposes, for a period not to exceed the duration of such construction

5.	Off-street parking and loading, as permitted or required in Article 6.

6.	Adult Uses:

a.	Adult bookstores

b.	Adult entertainment cabarets

c.	Adult mini-motion picture theaters

d.	Adult motion picture theaters

provided that such uses shall not be allowed within 1,000 feet of the property boundaries of any school, day care center, cemetery, public park, public housing or place of religious worship. (Ordinance 98-087, 08.11.98)

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7.	Massage establishments (Ordinance 98-087, 08.11.98)

8.	Tattoo and body piercing establishments (Ordinance No. 98-087, 08.11.98)

9.	Crane and related parts, sales, service, storage and rental

(Ordinance 02-115, 09.10.02)

(B)	Special Use. Subject to conditions and requirements of Article 8 as follows:

(Ordinance 95-079, 05.09.95)

1.	Airport

2.	Amphitheater

3.	Flea market

4.	Museum

5.	Non-commercial recreation

6.	Outdoor storage of cargo containers (Ordinance No. 03-017, 02.25.03)

7.	Planned development

8.	Police or fire station

9.	Post office or government office

10.	Public or private utility service and facilities, including but not limited to electric, telephone, radio, television and microwave transmissions, exchanges, substations, relay stations, towers, antennas, and any other distribution equipment. (Ordinance No. 96-070, 06.25.96)

11.	Water filtration plant

12.	Water pumping stations (Ordinance No. 96-070, 06.25.96)

13.	Water Reservoirs (Ordinance No. 96-070, 06.25.96)

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14.	Freestanding office buildings (Ordinance 97-002, 01.14.97)

(C)	Conditions of Use. (Ordinance No. 95-079, 05.09.95)

1.	All business, production, servicing and processing shall take place within completely enclosed buildings, unless otherwise specified.

2.	Open Storage: Within 150 feet of a residential district, all storage shall be in completely enclosed buildings or structures. Storage located elsewhere in this District may be opened to the sky but shall be enclosed by solid walls or fences (including solid doors or gates thereto) at least eight (8) feet high, but in no case lower in height than the materials to be stored. If stored materials are in excess of eight (8) feet in height, then landscape screening shall be provided, in addition to the fence or wall, along the outside perimeter of the fence or wall; equal or exceeding one-half (1/2) the height of the fence and materials to be stored. Open off-street loading facilities and off-street parking of motor vehicles under four tons (empty weight) may be unenclosed throughout the District except for such screening of parking and loading facilities as may be required by Article 6.

3.	Landscaping shall be provided as required in Article 7. (Ordinance No. 92-175, 12.22.92)

4.	Off-Street Parking and Loading: Off-street parking and loading spaces may be located in required side or rear yards. However, no driveways, parking, loading or other vehicular use area shall be located in any required transitional yard. No off-street parking or loading spaces may be located in a required front yard or a required corner side yard. (Ordinance No. 92-175, 12.22.92)

5.	Underground Utility Systems: All utility lines, including power and telephone lines, shall be located underground.

6.	Lighting: All exterior lighting, building and parking lot lights and landscape lighting, shall be directed away from adjacent highways, streets and properties. The developer shall submit a lighting plan which shall be reviewed by the Village Engineer.

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7.	Ingress and Egress: All streets which provide access to and from the District shall intersect a major secondary street as defined and designated on the Comprehensive Plan or intersect a street within an industrial district

8.	Maximum Impervious Coverage: The maximum amount of impervious coverage including building coverage, parking areas, loading areas and access drives, shall not exceed eighty percent (80%) of the gross area of any industrial site.

(D)	Bulk Requirements.

1.	Maximum Building Height: No structure or portion thereof, excluding a mechanical penthouse structure, shall exceed a height of 42 feet. However, taller structures may be permitted as a special use in accordance with Section 8-102. (Ordinance No. 96-070, 06.25.96)

2.	Minimum Lot Area: 20,000 square feet

3.	Minimum Contiguous Area: 10 acres

4.	Minimum Lot Frontage: 100 feet on interior roads; 125 feet on exterior roads which service adjacent non-industrial uses.

5.	Yard Requirements:

a.	Minimum front and corner side yard:

1.	Structures: 1.5 times the building height with a minimum setback of 35 feet.

2.	Parking areas and vehicular use areas: 35 feet

b.	Minimum rear yard:

1.	Structures: 25 feet

2.	Parking areas and vehicular use areas: 10 feet

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c.	Minimum side yard: One side not less than 10 feet and the other side not less than 25 feet for structures and not less than 10 feet for parking areas and vehicular use areas.

d.	Transitional Yard: Yards adjacent to residential district shall not be less than 50 feet and shall be increased by one (1) foot for each two (2) feet or fraction thereof by which the building exceeds 35 feet in height.

6.	Minimum open space requirements: A minimum area to be devoted to green open space and landscaping shall be equal to twenty percent (20%) of the gross area of the site.

Section 4-302. 1-2 GENERAL INDUSTRIAL DISTRICT.

(A)	Permitted Uses. (Ordinance No. 96-070, 06.25.96)

1.	Any manufacturing or industrial use involving production, processing, cleaning, servicing, testing, repair or storage of materials, goods or products which conforms to the performance standards set forth in Section 4-303.

2.	Wholesaling and warehousing: including local cartage and express facilities (but not including motor freight terminals).

3.	Public and community service uses as follows:

a.	Bus terminals, garages and lots

b.	Parks and recreation areas

4.	Miscellaneous uses:

a.	Accessory uses

b.	Temporary buildings for construction purposes, for a period not to exceed the duration of such construction

5.	Off-street parking and loading, as permitted or required in Article 6.

6.	Adult Uses:

a.	Adult bookstores

b.	Adult entertainment cabarets

c.	Adult mini-motion picture theaters

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d. Adult motion picture theaters, provided that such uses shall not be allowed within 1,000 feet of the property boundaries of any school, day care center, cemetery, public park, public housing or place of religious worship. (Ordinance No. 98-087, 08.11.98)

7.	Massage establishments (Ordinance No. 98-087, 08.11.98)

8.	Tattoo and body piercing establishments (Ordinance No. 98-087, 08.11.98)

9.	Crane and related parts, sales, service, storage and rental

(Ordinance 02-115, 09.10.02)

(B)	Special Uses. Subject to conditions and requirements of Article 8 as follows:

(Ordinance No. 95-079, 05.09.95)

1.	Airport

2.	Amphitheater

3.	Flea market

4.	Museum

5.	Non-commercial recreation

6.	Outdoor storage of cargo containers (Ordinance No. 03-017, 02.25.03)

7.	Planned development

8.	Police or fire station

9.	Post office or government office

10.	Public or private utility service and facilities, including but not limited to electric, telephone, radio, television and microwave transmissions, exchanges, substations, relay stations, towers, antennas, and any other distribution equipment. (Ordinance No. 96-070, 06.25.96)

11.	Water filtration plant

12.	Water pumping stations (Ordinance No. 96-070, 06.25.96)

13.	Water reservoirs (Ordinance No. 96-070, 06.25.96)

14.	Mining and/or the extraction of minerals, sand, gravel, topsoil, or other aggregates, including equipment buildings or structures for screening, crushing, mixing, washing, or storage, provided that:

(a)	No open pit or shaft is less than two hundred (200) feet from any public road or fifty (50) feet from any side and rear property line.

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(b)	All buildings or structures are located not less than two hundred (200) feet from any property line.

(c)	The borders of the property fenced with a fence or wall at least six (6) feet in height shall have a six (6) foot high earthen berm and a six (6) foot high chain link fence either in front of or behind the berm.

(d)	A plan of development of the reclamation of the land shall be provided as part of the application for special use.

(e)	The use of blasting or other uses of explosives is permitted, provided such use conforms to the following standards:

(1)	The use, handling, and detonation of explosives sometimes referred to as “blasting” in connection with said quarrying operations shall be under the direct supervision of persons having the requisite experience and knowledge to conduct such operations with safety. If such persons are hereafter required to be licensed by any federal agency or by the State of Illinois or County of Will, such persons shall meet the licensing requirements and obtain such license.

(2)	The storage of explosives shall be in accordance with all applicable federal and state laws and regulations, and storage shall be in magazines, buildings, or structures which shall meet the safety requirements of such laws and regulations.

(3)	Blasting procedures shall be in accordance with modern techniques, generally accepted in the quarrying industry, whereby a shot shall consist of a series of drill holes containing quantities of explosives fired or detonated sequence of multiple delays at intervals of milliseconds, so as to counteract and reduce the ground motion or earthborne vibrations from each successive detonation (sometimes referred to as “short-period delay blasting.”) Blasting procedures shall be designed, on the basis of maximum charge per delay (that is, quantity of explosives in pounds per detonation) and distances in feet, so that the maximum ground vibration intensity shall not exceed 0.5 inches per second of ground particle velocity resulting from any shot or blast measured by any one of the three mutually perpendicular planes of ground motion as recorded at the nearest existing building.

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(4)	Blasting procedures shall be subject to and comply with the applicable lawful requirements of the Illinois Pollution Control Board, Illinois Department of Mines and Minerals, Mine Enforcement and Safety Administration (MESA) of the United States Department of the Interior, and any governmental agency having jurisdiction thereof.

(5)	Blasting procedures shall be in conformity with approved safety regulations, customs, and practices generally accepted in the quarrying industry, and the safety regulations of governmental agencies having jurisdiction thereof.

(6)	Compliance with the provisions of these regulations governing blasting procedures and quarrying operations shall be subject to review and inspection from time to time by authorized officials, upon reasonable prior notice and during reasonable business hours.

(7)	The actual detonation of any blast will be restricted to the local time period between 1:00 p.m. and 4:30 p.m. Monday through Friday of each week. No blasting shall take place on Saturday or Sunday or on the following legal holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

15.	Concrete ready-mix plants

16.	Asphaltic concrete plants

(C)	Conditions of Use.

1.	All production, processing, cleaning, servicing, testing, repair or storage of goods, materials or products shall conform with the performance standards set forth in Section 4-303.

2.	Open Storage: Within 200 feet of a residential district, all storage shall be in completely enclosed buildings or structures. Storage located elsewhere in this District may be opened to the sky but shall be screened. Open off-street loading facilities and off-street parking of motor vehicles under four tons (empty weight) may be unenclosed throughout the District (Ordinance No. 92-175, 12.22.92)

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3.	Off-Street Parking and Loading: Off-street parking and loading spaces may be located in required side or rear yards. However, no driveways, parking, loading or other vehicular use area shall be located in a required transitional yard. No off-street parking or loading spaces may be located in a required front yard or a required corner side yard. (Ordinance No. 92-175, 12.22.92)

4.	Landscaping shall be provided as required in Article 7. (Ordinance No. 92-175, 12.22.92)

5.	Underground Utility Systems: All utility lines including electric power and telephone lines, shall be located underground.

6.	Lighting: All exterior lighting, building and parking lot lights and landscape lighting shall be directed away from adjacent highways, streets and properties. The developer shall submit a lighting plan which shall be reviewed by the Village Engineer.

7.	Ingress and Egress: All streets which provide access to and from the District shall intersect a major secondary street as defined and designated on the Comprehensive Plan or intersect a street within an industrial district.

8.	Maximum Impervious Coverage: The maximum amount of impervious coverage including building coverage, parking areas, loading areas and access drives, shall not exceed eighty percent (80%) of the gross area of any industrial site.

(D)	Bulk Requirements. (Ordinance No. 95-079, 05.09.95)

1.	Maximum Building Height: No structure or portion thereof, excluding a mechanical penthouse structure, shall exceed a height of 42 feet However, taller structures may be permitted as a special use in accordance with Section 8-102. (Ordinance 96-070, 06.25.96)

2.	Minimum Lot Area: 1 Acre

3.	Minimum Contiguous Area: 20 Acres

4.	Minimum Lot Frontage: 100 feet on interior roads; 125 feet on exterior roads which service adjacent non-industrial uses.

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5.	Yard Requirements:

a.	Minimum front and corner side yard:

1.	Structures: 1.5 times the building height with a minimum setback of 35 feet

2.	Parking areas and vehicular use areas: 35 feet.

b.	Minimum rear yard:

1.	Structures: 25 feet

2.	Parking areas and vehicular use areas: 10 feet

c.	Minimum side yard: One side not less than 10 feet and the other side not less than 25 feet for structures and not less than 10 feet for parking areas and vehicular use areas.

d.	Transitional Yard: Yards adjacent to residential district shall not be less than 50 feet and shall be increased by one (1) foot for each two (2) feet or fraction thereof by which the building exceeds 35 feet in height.

5.	Minimum Open Space Requirement: A minimum area to be devoted to green open space and landscaping shall be equal to twenty percent (20%) of the gross area of the site.

(E)	Minimum Contiguous Area. The minimum contiguous area for any land zoned in accordance with this section shall be twenty (20) acres.

Section 4-303. PERFORMANCE STANDARDS. Any use established in an Industrial District after the effective date of this Comprehensive Amendment shall be so operated as to comply with the performance standards set forth hereinafter for the district in which such use shall be located. No use lawfully established on the effective date of this Comprehensive Amendment shall be so altered or modified as to conflict with, or further conflict with, the performance standards established for the district in which such use is located.

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(A)	Noise. Noise shall be measured at any adjacent lot line and/or district boundary, as indicated in Table 1. At the specified points of measurement, the sound pressure level of any activity or operation (except those not under the direct control of the industrial use, such as transportation facilities) shall not exceed the values tabulated in Tables 1, 2, 3 and 4 between the hours of 7:00 A.M. and 7:00 P.M. The instruments used for these measurements shall conform to all current American National Standards institute specifications. Impact noises are those that peak values of which are more than 3 dB higher on the fact response than the r.m.s. values indicated on the sound level meter.

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TABLE 1

Maximum Permitted Sound Levels, Preferred

Frequency Octave Bands, Decibels

Preferred Center Freq., Cycles/Sec.	A	B

31.5	83	86
63	71	75
125	59	64
250	52	57
500	47	53
1000	44	49
2000	40	46
4000	37	44
8000	35	41

Measurement of the sound levels may also be made using an A-weighted scale sound level meter. The levels in Table 1 shall be considered to have been met if the A-weighted levels are not greater than the following:

TABLE 2

Maximum Permitted Sound Levels,

dB(A), for Screening Purposes

Required Level	Sound Level, dB(A)

A	50
B	55

TABLE 3

Reference

Manufacturing District	Adjacent Lot Line	Commercial Dist. Boundary	Residential Dist. Boundary

1-1	A	A	A

1-2	B	B	A

Between the hours of 7:00 P.M. and 7:00 A.M. the permissible sound levels across residential district boundaries shall be reduced by 5 dB in each octave band, or in the overall band for impact noises.

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(B)	Vibration. Vibration shall be measured at any adjacent lot line and/or district boundary as indicated in Table 4. At the specific points of measurements, the vibration shall not exceed the limits listed in Table 5. The instrument used for these measurements shall be a three-component recording system.

TABLE 4

Manufacturing District	Adjacent Lot Line	Commercial Dist. Boundary	Residential Dist. Boundary

1-1	A	A	A

1-2	B	B	A

Particle velocity as specified below may be measured directly, or if computed on the basis of displacement and frequency, measurements shall be computed from the formula 6.28 FD, where F is the frequency of the vibration in cycles per second and D is the single amplitude displacement of the vibration in inches. The maximum permissible particle velocity of the ground vibration specified shall be:

TABLE 5

Particle Velocity

Applicable Limit	Steady State Inches/Second	Impact Inches/Second

A & B	0.02	0.04

The maximum particle velocity shall be the vector sum of three (3) simultaneous mutually perpendicular components recorded. For the purpose of this Ordinance, steady state vibrations are vibrations which are continuous, or vibrations in discreet impulses more frequent than 100 per minute. Discreet impulses which do not exceed 100 per minute shall be considered impact vibrations.

(C)	Smoke. For the purpose of grading the density or equivalent capacity of smoke, the Ringlemann Chart described in the U.S. Bureau of Mines Information Circular 8333 shall be employed. The emission of smoke or particulate matter of a density equivalent or greater than No. 2 on the Ringlemann Chart is prohibited at all times except as otherwise provided hereinafter. Dust and other types of air pollution borne by the wind from such sources as storage areas, yards, roads and the like within lot boundaries shall be kept to a minimum by appropriate landscaping, paving oiling fencing, wetting, or other acceptable means. The open burning of refuse, paint, oil, debris and any other combustible material is prohibited in all industrial district. Particulate matter loadings in pounds per acre described below shall be determined by selecting a continuous four (4) hour period which will result in the highest average emission rate.

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1.	1-1 Industrial District.

a.	The emission of smoke having a density or equivalent opacity in excess of Ringlemann No. 0 is prohibited. However, for two (2) minutes in any four (4) hour period, smoke up to and including Ringlemann No. 2 shall be permitted.

b.	The rate of emission of particulate matter from ail vents and stacks within the boundaries of any lot shall not exceed 0.2 pounds per acre of lot area per hour.

2.	1-2 Industrial District.

a.	The emission of smoke having a density or equivalent opacity in excess of Ringlemann No. 0 is prohibited. However, for two (2) minutes in any 60 minute period, smoke up to and including Ringlemann No. 2 shall be permitted.

b.	The rate of emission of particulate matter from all stacks and vents within the boundaries of any lot shall not exceed one (1) pound per acre of lot area per hour.

(D)	Odor. The release of materials capable of becoming odorous either by bacterial decomposition or chemical reaction shall meet the standards of the district in which the odor is created. Odor thresholds shall be determined in accordance with ASTM D 1391-57, “Standard Method for Measurement of Odor in Atmospheres (Dilution Method)” or its equivalent.

1.	In the 1-1 District, odorous materials released from any operation or activity shall not exceed the odor threshold concentration beyond the lot line, measured either at ground level or habitable elevation.

2.	In the 1-2 District, odorous materials released from any operation or activity shall not exceed the odor threshold concentration beyond the district boundary line, measured either at ground level or habitable elevation.

(E)	Toxic Matter. The measurement of toxic matter shall be at ground level or habitable elevation and shall be the average of any 24 hour sampling period. The release of any airborne toxic matter shall not exceed the fractional quantities permitted of those toxic materials currently listed in Threshold Limit Values adopted by the American Conference of Governmental Industrial Hygienists. If a toxic substance is not contained in this listing, the applicant shall satisfy the Village that the proposed levels will be safe to the general population.

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1.	In the 1-1 District, the release of airborne toxic matter shall not exceed 2.5 percent of the Threshold Limit Value across lot lines.

2.	In the 1-2 District, the release of airborne toxic matter shall not exceed 2.5 percent of the Threshold Limit Value across district boundary lines.

(F)	Fire and Explosive Hazards.

1.	Detonable Materials. Activities involving the storage, utilization or manufacture of materials or products which decompose by detonation shall be in accordance with the regulations of each manufacturing district. Such materials shall include, but are not limited to: boron hydrides, hydrazine and its derivatives; unstable oxidizing agents such as perchloric acid perchlorates and hydrogen peroxide in concentrations greater than 35 percent; and nuclear fuels, fissionable materials and products, reactor elements such as Uranium 235 and Plutonium 239.

2.	In any industrial district the storage, utilization or manufacture of materials or products which decompose by detonation is limited to five (5) pounds per user.

3.	All storage, utilization or manufacture or material or products which decompose by detonation shall be subject to the requirements of the Bolingbrook Fire Department as based on the National Fire Protection Association Code.

(G)	Fire Hazard Solids.

1.	In the 1-1 District, the storage, utilization or manufacture of solid materials which are active to intense burning shall be conducted within spaces having fire resistive construction of no less than two (2) hours and protected with an automatic fire extinguishing system. Outdoor storage of such materials shall be no closer than forty (40) feet from lot lines.

2.	In the 1-2 District, the storage, utilization or manufacture of solid materials which are active to intense burning shall be conducted within spaces having fire resistive construction of no less than two (2) hours and protected with an automatic fire extinguishing system. Outdoor storage of such materials shall be no closer than forty (40) feet from lot lines.

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(H)	Fire Hazard Liquids and Gases. The storage utilization or manufacture of flammable liquids or gases which produce flammable or explosive vapors shall be permitted only in accordance with this section, exclusive of the storage of finished products in original sealed containers (55 gallons or less), which shall be unrestricted. The total storage capacity of flammable liquids and gases shall not exceed those quantities permitted in the following table for each of the industrial districts:

(I)	Glare. In all industrial districts, any operation or activity producing glare shall be conducted so that direct or indirect light from the source shall not cause illumination in excess of 0.5 foot-candle when measured in a residential district.

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EXHIBIT C

[INTENTIONALLY OMITTED]

EXHIBIT D

Special Stipulations

The Special Stipulations set forth herein are hereby incorporated into the body of the lease to which these Special Stipulations are attached (the “Lease”), and to the extent of any conflict between these Special Stipulations and the preceding language, these Special Stipulations shall govern and control.

1. Right of First Offer to Lease. So long as this Lease is in full force and effect and no Event of Default has occurred and is continuing, Landlord hereby grants to Tenant a right of first offer (“ROFO” or “Right of First Offer”) to expand the Demised Premises to include any space in the Building which directly adjoins the Demised Premises (the “Offer Space”) and which becomes Available Offer Space from time to time during the Term, subject to the terms and conditions hereinafter set forth in this Special Stipulation 1. For the purposes of this Special Stipulation 1, the term “directly adjoins” means space which is actually physically contiguous with the Demised Premises without any intervening vacant space. No other space in the Building is subject to the Right of First Offer.

(a) The term of the Right of First Offer shall commence on the Lease Date and continue throughout the Term (the “First Offer Period”), unless sooner terminated pursuant to the terms hereof.

(b) Subject to the other terms of this Right of First Offer, after any part of the Offer Space has or will “become available” (as defined herein) for leasing by Landlord, Landlord shall not, during the First Offer Period, lease to another tenant the portion of the Offer Space which has become available (the “Available Offer Space”) without first offering Tenant the right to lease such Available Offer Space as set forth herein.

(c) Space shall be deemed to “become available” when Landlord desires to lease all or a portion of the Offer Space to a third party who is not then a tenant in the space becoming available. Accordingly, Offer Space will not “become available” if the Offer Space is re-let by the current tenant of the space by renewal, extension or renegotiation. Further, Offer Space will not “become available” if the space is assigned or sublet by the current tenant.

(d) Consistent with subsection (b), Landlord shall not lease any such Available Offer Space to another tenant unless and until Landlord has first offered the Available Offer Space to Tenant in writing (the “ROFO Offer”). The ROFO Offer shall contain (i) a description of the Available Offer Space (which description shall include the square footage amount and location of such Available Offer Space) and an attached floor plan that shows the Available Offer Space; (ii) the date on which Landlord expects the Available Offer Space to become available; (iii) the base rent for the Available Offer Space and the amount of allowances, if any, for the Available Offer Space; (iv) the increase in Tenant’s Operating Expense Percentage and (v) the term for the Available Offer Space. If the term for the Available Offer Space, as contained in the ROFO Offer, extends beyond the Term of this Lease, then the Term of this Lease will automatically be extended in the manner hereinafter provided in subsection (e), by virtue of acceptance of the ROFO Offer. Upon receipt of the ROFO Offer, Tenant shall have the right, for a period of five (5) business days after receipt of the ROFO Offer, to exercise the Right of First Offer by giving Landlord written notice (“Acceptance Notice”) that Tenant desires to lease the Available Offer Space at the base rent and upon the other terms and conditions described above as are contained in the ROFO Offer.

(e) If, within such five (5) business day period, Tenant exercises the Right of First Offer, then Landlord and Tenant shall amend the Lease to include the Available Offer Space subject to the same terms and conditions as the Lease, as modified by the terms and conditions of the ROFO Offer. If this Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed, and notarized reaffirmation of each Guarantor’s guaranty, in form and substance acceptable to Landlord. If the terms of the ROFO Offer for the Available Offer Space contain options to extend the term of the lease contemplated by the ROFO Offer, Tenant shall have the same options to extend the Term (but such options would not supersede the Renewal Terms (as defined in Special Stipulation 2) and would therefore be exercisable as to the Demised Premises only to the extent that such options in the ROFO Offer would extend the Term beyond the expiration of the Renewal Terms). Tenant shall have the same options to extend the Term (but such options would not supersede the Renewal Terms and would therefore be exercisable as to the Demised Premises only to the extent that such options in the ROFO Offer would extend the Term beyond the expiration of the Renewal Terms). The extension period, between the date which would otherwise have been the original Expiration Date of the then current Term (without exercise of any unexercised Renewal Term) and the expiration of such extended Term is hereinafter referred to as the “ROFO Extension Term”. To the extent that the period of the ROFO Extension Term does not exceed the period of the Renewal Terms, Tenant will automatically and conclusively be deemed to have exercised its right to the Renewal Terms, in accordance with Special Stipulation 2, to the extent necessary (but only to that extent) to cause the Term of this Lease to equal the ROFO Extension Term. Accordingly, in order to achieve such equality of the Term and the ROFO Extension Term, each of the Renewal Term may be divided into periods shorter than five (5) years, thereby creating additional Renewal Terms; provided that the aggregate duration of all Renewal Terms may never exceed ten (10) years. By way of example, assume (i) the Primary Term will expire on October 31, 2018, (ii) Landlord gives a ROFO Offer, after the end of the first Lease Year, containing an Offer for Available Space with a term expiring October 31, 2020, and

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(iii) Tenant desires to accept the ROFO Offer. In such event, the Available Offer Space described in the ROFO Offer would become part of the Demised Premises, upon the terms contained in the ROFO Offer, and Tenant would be conclusively deemed to have exercised the first Renewal Term (upon the terms described in Special Stipulation 2) for the original Demised Premises, but only with respect to the first two (2) years of the first Renewal Term for the original Demised Premises. The first Renewal Term for the original Demised Premises would therefore be divided into two periods, the first containing two years and the second containing three (3) years. The 3-year period would automatically become a separate Renewal Term, which would be exercisable by Tenant, in the manner described in Special Stipulation 2, during the 2-year period. If the duration of the ROFO Extension Term exceeds the expiration of the Renewal Terms, the Base Rent shall, on the first day of the ROFO Extension Term next following the last day of the Renewal Term, automatically adjust to the rental rate per square foot which is then being paid for the Available Offer Space for the balance of the ROFO Extension Term.

(f) If, within such five (5) business day period following receipt of the ROFO Offer, Tenant declines or fails to exercise the Right of First Offer, Landlord shall then have the right to lease the Available Offer Space in portions or in its entirety to a third party, unrelated to and unaffiliated with Landlord, at any time without regard to the restrictions in this Right of First Offer and on whatever terms and conditions Landlord may decide in its sole discretion, provided the base rent, additional rent and any rent concessions are not substantially more favorable to such tenant than those set forth in the Offer, without again complying with all the provisions of this Right of First Offer. If Landlord has not leased the Available Offer Space to a third party within one hundred eighty (180) days after Tenant has elected not to, or has been deemed to have elected not to, lease the Available Offer Space, then this right to first offer will once again apply to the Available Offer Space.

(g) In the event that the Available Offer Space is leased to such a third party, this Right of First Offer shall be subordinate to any extension or renewal options contained in said lease. Further, if at the end of the term of said third party lease, said third party tenant desires to remain in the Offer Space, Landlord shall be entitled to renew said lease and this Right of First Offer shall be subject and subordinate to said renewal.

(h) If Landlord desires to lease the Available Offer Space at a base rental rate substantially less than the base rental rate set forth in the Offer (provided, that if the base rental rate is at least ninety percent (90%) of the base rental rate set forth in the ROFO Offer, said base rental rate shall be conclusively deemed to be not substantially less than the base rental set forth in the ROFO Offer), or if Landlord desires to alter or modify materially any other terms and conditions of the ROFO Offer (including, without limitation, the duration of the term specified in the ROFO Offer), if any, Landlord shall be required to present the altered or modified ROFO Offer to Tenant pursuant to this Right of First Offer, in the same manner that the original ROFO Offer was submitted to Tenant.

2. Renewal Options.

(a) Provided that no Event of Default has occurred and is then continuing, Tenant shall have the right and option to extend the Primary Term of this Lease for two (2) consecutive, additional periods of five (5) years each (the “First Renewal Term” and the “Second Renewal Term”, respectively, and, collectively, the “Renewal Terms”) in accordance with this Special Stipulation 2. If Tenant does not extend the Primary Term for the First Renewal Term, it shall have no right to extend the Term for the Second Renewal Term. The option for the First Renewal Term may be exercised by Tenant by written notice given to Landlord not more than fifteen (15) or less than nine (9) months prior to the end of the Primary Term. If Tenant properly exercises its right to the First Renewal Term, the option for the Second Renewal Term may be exercised by Tenant by written notice given to Landlord not more than fifteen (15) or less than nine (9) months prior to the end of the First Renewal Term. Subject to the terms of subsections (b) and (c) of this Special Stipulation 2, all of the terms and provisions of this Lease shall govern and be applicable to the Renewal Terms (with the exceptions that (i) Landlord will have no obligation to construct any improvements, provide any allowances or grant any rental abatement prior to commencement of accrual of Base Rent or Additional Rent for either of the Renewal Terms, and (ii) there will be no renewal of the Term (other than the Renewal Terms) if Tenant timely exercises its right to extend the Term in accordance with this subsection (a)).

(b) If Tenant properly exercises its right to the First Renewal Term, Tenant shall pay to Landlord Annual Base Rent and Monthly Base Rent Installments during the First Renewal Term, in lawful money of the United States, commencing at the commencement of the First Renewal Term, as follows:

Annual Base Rent:

Lease Year 11	$163,899.57

Lease Year 12	$167,997.06

Lease Year 13	$172,196.99

Lease Year 14	$176,501.91

Lease Year 15	$180,914.46

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Monthly Base Rent Installments:

Lease Year 11	$13,658.30

Lease Year 12	$13,999.76

Lease Year 13	$14,349.75

Lease Year 14	$14,708.49

Lease Year 15	$15,076.20

(c) If Tenant properly exercises its right to the Second Renewal Term, Tenant shall pay to Landlord as annual Base Rent during the Second Renewal Term, in lawful money of the United States, commencing at the commencement of the Second Renewal Term, a per annum sum equal to the “Prevailing Market Rate” (as defined and calculated in the manner set forth in Exhibit F attached to this Lease and incorporated herein by reference) in effect on the first day of the Second Renewal Term.

3. Option to Terminate. Anything in this Lease to the contrary notwithstanding, Tenant shall have a one-time right to terminate this Lease effective as of the last day of the fifth (5th) Lease Year (the “Termination Date”), by giving written notice of such termination (“Termination Notice”) to Landlord at least six (6) months prior to the Termination Date and by paying to Landlord, with the Termination Notice, a termination fee (“Termination Fee”) in the amount of $105,000.00. Unless Landlord receives the Termination Notice, with the required Termination Fee at least six (6) months prior to the Termination Date, the right of Tenant to terminate this Lease pursuant to this Special Stipulation 3 shall automatically terminate and be of no further force or effect. If Tenant timely and properly exercises its right to give the Termination Notice, then this Lease will expire on the Termination Date just as though such date had originally been the Expiration Date.

4. Exterior Signage. If, at any time during the Term, Landlord grants to any tenant in the Building the right to install exterior signage, Tenant will have the right, at the expense of Tenant, to install comparable exterior signage (with the size of any such exterior signage to be in proportion to the respective spaces of the tenants installing exterior signage), subject to compliance by Tenant with the requirements of all applicable Governmental Requirements. The exact size, graphics and appearance of any such exterior signage will be subject to the prior review and approval of Landlord, which will not be unreasonably withheld, delayed or conditioned. Any exterior signage installed by Tenant pursuant to this Special Stipulation 4 must, at the end of the Term, be removed by Tenant, at Tenant’s expense, and all damage caused by such removal must be repaired by Tenant at Tenant’s expense.

5. Maximum Construction Allowance.

(a) Landlord hereby agrees to provide to Tenant, in the manner hereinafter provided in this Special Stipulation 5, an allowance in the amount of $220,000.00 (“Maximum Construction Allowance”) for the Hard Costs (as defined in Section 5(d) below) associated with the installation of the improvements at the Demised Premises (“Allowance Work”) set forth on those certain plans and specifications prepared by TVS Architects and Engineers dated March 31, 2008, as subsequently amended on April 8, 2008, which plans and specifications have been reviewed and approved by Landlord, except as set forth in the next sentence (the “Plans and Specifications”). The plans relating to the structural engineering work on the roof of the Building are still being finalized by the parties (the “Roof Work Plans”). Upon finalization of the Roof Work Plans, Tenant shall submit them to Landlord for its review and approval. Landlord shall have ten (10) days after receipt of the Roof Work Plans in which to review the Roof Work Plans and to give to Tenant written notice of Landlord’s approval of the Roof Work Plans or its requested changes to the Roof Work Plans. Landlord shall have no right to request any changes to the Roof Work Plans and Specifications which would increase the scope of work or materially alter the work contemplated in the Plans and Specifications. Notwithstanding the foregoing, Landlord has informed Tenant that the Village of Bolingbrook may have certain screening requirements based on line of sight standards which are not officially promulgated. If, in connection with the Roof Work Plans, the Village of Bolingbrook requires additional screening requirements to be undertaken (which requirements cannot be anticipated by the parties as of the Lease Date because they are not officially promulgated), then Tenant will comply with such screening requirements if the Village requests or demands that Tenant do so to the extent that such screening requirements relate to the Roof Work Plans. If Landlord fails to approve or request changes to the Roof Work Plans within ten (10) days after its receipt of the Roof Work Plans, then Landlord shall be deemed to have approved the Roof Work Plans. If Landlord requests changes to the Roof Work Plans, Tenant shall make those changes which are reasonably requested by Landlord and shall within ten (10) days of its receipt of such request submit the revised portion of the Roof Work Plans to Landlord. Landlord may not thereafter disapprove the revised portions of the Roof Work Plans unless Tenant has unreasonably failed to incorporate reasonable comments of Landlord and, subject to the foregoing, the Roof Work Plans, as modified by such revisions, shall be deemed to be final upon the submission of said revisions to Landlord. Landlord shall at all times in its review of the Roof Work Plans, and of any revisions thereto, act reasonably and in good faith. Without limiting the foregoing, Landlord agrees to confirm Landlord’s

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consent to the Roof Work Plans in writing within ten (10) days following Tenant’s written request therefor. No work other than the Base Building Work will be performed by the Landlord at its expense. Landlord and Tenant acknowledge and agree that the Allowance Work will be performed by Tenant in the manner hereinafter provided in this Special Stipulation 5. In no event whatsoever shall Tenant have any liability of any nature whatsoever for liens, claims or liabilities resulting from the acts or omissions of Landlord, its agents, contractors or employees.

(b) Tenant shall be responsible for performing the Allowance Work in accordance with the Plans and Specifications. Tenant shall bid the Allowance Work to Executive Construction, Inc., Pepper Construction, Krahl Construction and Kajima Building & Design, Inc., each of which is hereby approved by Landlord as the potential general contractor. In the performance of the Allowance Work, Tenant will not have the right to make any material change in the scope or specifications of the Allowance Work, as established by the Plans and Specifications, without the prior written approval of Landlord, which approval shall not be unreasonably delayed, withheld or conditioned. To the extent permitted by law, all of Tenant’s contracts and subcontracts for the Allowance Work shall provide that no lien shall attach to or be claimed against the Demised Premises or any interest therein, and that all subcontracts let thereunder shall contain the same provision. Whether or not Tenant furnishes the foregoing, Tenant agrees to hold Landlord harmless from, and defend against (with legal counsel acceptable to Landlord) all liens, claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with the Allowance Work. Tenant shall not permit the Demised Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for the Demised Premises by, or at the direction or sufferance of Tenant and if any such liens are filed against the Demised Premises, Tenant shall promptly discharge the same; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord, within fifteen (15) days after demand, such security as may be reasonably satisfactory to Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord’s interest in the Demised Premises by reason of non-payment thereof; provided further that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. If Tenant fails to post such security or does not diligently contest such lien, Landlord may, without investigation of the validity of the lien claim, discharge such lien and Tenant shall reimburse Landlord upon demand for all actual and reasonable costs and expenses incurred in connection therewith, which expenses shall include any attorneys’ fees, paralegals’ fees and any and all costs associated therewith, including litigation through all trial and appellate levels and any costs in posting bond to effect a discharge or release of the lien. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject the Demised Premises to liability under any lien law now or hereafter existing in the State of Illinois.

(c) Tenant may not commence performance of the work contemplated in the Roof Work Plans until Landlord has approved such Roof Work Plans in writing. Tenant shall use (or will cause its general contractor to use) reasonable speed and diligence to perform the Allowance Work in a first-class, workmanlike and timely manner and in accordance with the Plans and Specifications. Tenant shall carry, or cause its contractor to carry, insurance reasonably satisfactory to Landlord throughout the performance of the Allowance Work. Regardless of whether or not Tenant completes the Allowance Work or commences business operations from the Demised Premises within the time period contemplated by Tenant, or ever, the Base Rent Commencement Date will occur in accordance with Section 1(g) of this Lease and Tenant’s obligation to pay Base Rent and Additional Rent hereunder shall nevertheless begin on such date, except for any Landlord Delays or delays caused by Force Majeure (but not more than thirty (30) days attributable to Third Party Delay), which, in either case, shall extend such date on a day-for-day basis. “Landlord Delays” shall mean (i) a delay resulting from any direction by Landlord that Tenant suspend work or otherwise hold up construction of any portion of the Allowance Work to the Demised Premises because of a possible change to be initiated by Landlord or for any other reason directed by Landlord other than a failure by the Allowance Work to comply with the Plans and Specifications or applicable Governmental Requirements; (ii) failure by Landlord to respond to the proposed Plans and Specifications within the time periods specified in this Special Stipulation 5; (iii) any interference by Landlord in Tenant’s performance of the Allowance Work which actually delays the completion thereof; (iv) Landlord’s failure to deliver possession of the Demised Premises to Tenant on the Lease Date; or (v) Landlord’s failure to complete certain items of the Base Building Work as set forth in Section 17(a) of the Lease which actually delay completion of the Allowance Work. For purposes of the foregoing sentence, the term “Landlord” includes Landlord’s officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

(d) Based on the Plans and Specifications, the initial estimate of the hard costs of the Allowance Work is approximately $1,800,000.00 (“Hard Costs”). The costs attributable to the soft costs and other installation costs is approximately $1,000,000.00. After Tenant has paid $1,500,000.00 of the total Hard Costs and provided to Landlord reasonable evidence of such payments, Landlord shall pay Tenant the total amount of the Maximum Construction Allowance. For purposes of the foregoing sentence, “reasonable evidence” shall mean copies of paid invoices and receipts applicable to such Hard Costs, along with full or partial lien waivers for the completed portion of the Allowance Work, i.e., the work covered by the paid invoices or receipts, from Tenant’s contractor, all subcontractors and all laborers or material suppliers having performed any work at the Demised Premises relating to the complete portion of the Allowance Work.

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(e) Upon Substantial Completion of the Allowance Work, Tenant shall provide Landlord with copies of the certificate of occupancy from the applicable governing authority along with lien waivers and affidavits from Tenant’s contractor, all subcontractors, and all laborers or materials suppliers having performed any work at the Demised Premises relating to the Allowance Work, together with any other evidence reasonably required by Landlord to satisfy Landlord’s title insurer that there are no parties entitled to file a lien against the Demised Premises in connection with such work.

(f) Tenant’s costs for performance of the Allowance Work shall include all “hard” and “soft” costs associated with the performance of the Allowance Work, including, without limitation, the cost of the Plans and Specifications and all permits.

(g) Tenant shall be responsible for all costs of performing the Allowance Work in excess of the Maximum Construction Allowance.

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EXHIBIT E

Rules And Regulations

These Rules and Regulations have been adopted by Landlord for the mutual benefit and protection of all the tenants of the Building in order to insure the safety, care and cleanliness of the Building and the preservation of order therein. In the event of any inconsistency or conflicts between these Rules and Regulations and the Lease, the terms and conditions of the Lease shall control.

1. The sidewalks shall not be obstructed or used for any purpose other than ingress and egress. No tenant and no employees of any tenant shall go upon the roof of the Building without the consent of Landlord.

2. No awnings or other projections shall be attached to the outside walls of the Building.

3. The plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances, including Hazardous Substances, shall be thrown therein.

4. Smoking is prohibited within the Building.

5. The Demised Premises shall not be used for (i) an auction, “fire sale”, “liquidation sale”, “going out of business sale” or any similar such sale or activity, (ii) lodging or sleeping, or (iii) any immoral or illegal purposes.

6. No tenant shall make, or permit to be made any unseemly or disturbing noises, sounds or vibrations or disturb or interfere with tenants of this or neighboring buildings or premises or those having business with them.

7. Each tenant must, upon the termination of this tenancy, return to the Landlord all keys of stores, offices, and rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

8. Canvassing, soliciting and peddling in the Building and the Project are prohibited and each tenant shall cooperate to prevent such activity.

9. Landlord will direct electricians as to where and how telephone or telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Demised Premises shall be subject to the approval of Landlord.

10. Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space (other than spaces expressly designated for such purpose by Landlord for truck parking) without the express written permission of Landlord. Trucks may be parked only in truck dock positions and in other paved areas expressly designated for such purpose by Landlord. Trailers may be parked only in paved areas expressly designated for such purpose by Landlord. Neither trucks nor trailers may be parked or staged in (i) areas adjacent to truck docks, serving any portion of the Building, which are intended by Landlord for truck maneuvering or (ii) any driveway, drive aisle or other paved area which provides ingress or egress for cars or trucks to or from any portion of the Building or any street adjoining the Building.

11. No tenant shall use any area within the Project for storage purposes other than the interior of the Demised Premises.

12. Tenant will have the right to stripe or mark the floor of the Building only in compliance with this rule. Landlord strongly encourages Tenant to stripe or otherwise mark the floor of the Building only with 3M floor striping tape. If Tenant elects to paint stripes or other markings on the floor of the Building, all such paint must, prior to expiration or termination of this Lease, be removed by Tenant at its expense in accordance with this rule. Paint on the floor of the Building must be removed only by use of a chemical paint remover; provided that the chemical used for removal must be permissible for such use under Environmental Laws and other Governmental Requirements and the chemical must be used (and all chemicals and removed paint must be disposed of) in accordance with Environmental Laws and other Governmental Requirements. Under no circumstances may paint be removed from the floor of the Building by grinding, scraping or shot-blasting. After paint has been chemically removed in accordance with this rule, the floor must be thoroughly cleaned to remove completely any chemical residue which might be present as a result of the removal process.

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13. If Tenant installs any racking, equipment or machinery in the Building which requires installation of bolts in the floor of the Building, Tenant must, prior to expiration or termination of this Lease, at the expense of Tenant, remove all such bolts in accordance with this rule. All bolts will be cut or ground so that the top of the remaining portion of the bolt is at least one-quarter inch below the surface of the floor. All holes created by such removal of bolts must be filled with 100% epoxy, which meets the standards set by the American Concrete Institute and which is color-matched to the floor being filled.

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ELEVANCE/BCC

EXHIBIT F-1

CERTIFICATE OF AUTHORITY

CERTIFICATE OF RESOLUTION AND INCUMBENCY

I,                                                             , hereby certify that I am an Assistant Secretary of IDI Georgia Holdings, Inc., a Georgia corporation (the “Company”), and that the Company is the sole member of IPF-GP X, LLC, a Delaware limited liability company (“IPF-GP X”), which is, in turn, the sole general partner of Industrial Property Fund X, L.P., a Delaware limited partnership (“IPF X”), and further certify on behalf of the Company, IPF-GP X, and IPF X as follows:

1. At a duly held meeting of the Board of Directors of the Company, the resolutions attached hereto as Exhibit A were adopted by the Board of Directors of the Company. The foregoing resolutions were validly adopted, are within the powers of the Directors of the Company, do not require shareholder action or approval, have not been repealed, rescinded, modified or amended, in whole or in part, and are now in full force and effect.

2. Each of the persons named below, as of the date hereof, is the duly elected and qualified incumbent in the office of the Company set forth opposite his name.

Name	Title

Timothy J. Gunter	President
David Birdwell	Secretary

This Certificate is given under seal as of this    day of May, 2008.

Name:
Assistant Secretary

ELEVANCE/BCC

EXHIBIT A

CORPORATE RESOLUTIONS

OF

IDI GEORGIA HOLDINGS, INC.

(“Georgia Holdings”)

RESOLVED, that Georgia Holdings, in its capacity as the sole member of IPF-GP X, LLC, a Delaware limited liability company (“IPF-GP X”), in its capacity as the sole general partner of Industrial Property Fund X, L.P., a Delaware limited partnership (“IPF X”), be and it hereby is authorized to execute and deliver a Lease to Elevance Renewable Sciences, Inc., for approximately 19,518 square feet of space in Bolingbrook Corporate Center, Bolingbrook, Illinois (the “Lease”);

RESOLVED FURTHER, that either the President or Secretary of Georgia Holdings, acting alone (and without the necessity of any attesting officer’s signature) is hereby authorized and directed to take such actions, whether on behalf of Georgia Holdings or acting on behalf of Georgia Holdings in its aforesaid capacity, and execute and deliver the Lease, all upon such terms and conditions as either such officer shall deem necessary or appropriate, in his sole discretion, as evidenced by his signature thereon, and if necessary or desirable in the discretion of such authorized officer, to affix the corporate seal of Georgia Holdings thereto (although no corporate seal is required); and

RESOLVED FURTHER, that any and all other acts of any officers of Georgia Holdings which have heretofore been taken which are in conformity with the purposes and intent of the foregoing resolutions are hereby ratified, approved and confirmed in all respects.

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ELEVANCE/BCC

EXHIBIT F-2

CERTIFICATE OF AUTHORITY

CORPORATION

The undersigned, Secretary of ELEVANCE RENEWABLE SCIENCES, INC., a Delaware corporation (“Tenant”), hereby certifies as follows to INDUSTRIAL PROPERTY FUND X, L.P., a Delaware limited partnership (“Landlord”), in connection with Tenant’s proposed lease of premises in a building in Bolingbrook Corporate Center, Will County, Illinois (the “Premises”):

1. Tenant is duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified to do business in the State of Illinois.

2. That the following named persons, acting individually, are each authorized and empowered to negotiate and execute, on behalf of Tenant, a lease of the Premises and that the signature opposite the name of each individual is an authentic signature:

K’Lynne Johnson	CEO	/s/ K’Lynne Johnson
(name)	(title)	(signature)

(name)	(title)	(signature)

(name)	(title)	(signature)

3. That the foregoing authority was conferred upon the person(s) named above by the Board of Directors of Tenant, at a duly convened meeting held November 2007:

/s/ Kara E. Lawrence
Secretary

[CORPORATE SEAL]

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ELEVANCE/BCC

EXHIBIT G

PREVAILING MARKET RATE

For purposes of this Lease, the phrase “Prevailing Market Rate” shall mean the prevailing market rate as of the first day of the Second Renewal Term, for base minimum rental calculated on a per square foot basis for leases covering space reasonably comparable to the Demised Premises within buildings comparable to the Building located in the market area comprised of the Villages of Bolingbrook, Romeoville and Woodridge, Illinois (hereinafter referred to as the “Market Area”). The determination of the Prevailing Market Rate will take into account, along with any other factors deemed relevant by the persons making such determination in accordance with this Exhibit G, the following factors: (i) the location, quality, age and condition of the Building and the Demised Premises; (ii) the free rent, if any, that Landlord might be required to grant to secure a new tenant of the Demised Premises; (iii) the take-over and assumption costs, if any, Landlord would have incurred to secure a new tenant for the Demised Premises; (iv) the standard brokerage commission Landlord would have incurred to secure a new tenant for the Demised Premises; and (v) the tenant improvement allowance, if any, Landlord would have incurred to secure a new tenant for the Demised Premises. For the avoidance of doubt, in no event shall the determination of Prevailing Market Rate take into account the value of any improvements made to the Demised Premises by Tenant.

The Prevailing Market Rate shall be determined by an appraisal procedure as follows:

In the event that Tenant notifies Landlord that Tenant elects to extend the Term for the Second Renewal Term in accordance with Special Stipulation 2 of this Lease, Landlord and Tenant shall negotiate in good faith for a period of thirty (30) calendar days after the giving of the written notice from Tenant to reach mutual agreement regarding the Prevailing Market Rate for the Second Renewal Term. Each of Landlord and Tenant shall submit to the other during such thirty (30) day period at least one written proposal for the Prevailing Market Rate. If Landlord and Tenant are unable to reach agreement during the thirty (30) day period, each of Landlord and Tenant shall, by written notice to the other within ten (10) business days after expiration of the thirty (30) day period, select a real estate appraiser. For a period of ten (10) business days after designation of the second appraiser, the two appraisers so designated shall attempt to reach mutual agreement regarding the Prevailing Market Rate.

If the two appraisers are unable to reach agreement, each of the two appraisers shall, not later than the twentieth (20th) business day following the designation of the second appraiser, render a separate written determination of the Prevailing Market Rate. The two appraisers shall also select a third appraiser prior to the end of the period when their separate appraisals must be rendered. Within twenty (20) business days after the appointment of the third appraiser, the third appraiser shall render a written determination of the Prevailing Market Rate. From the three appraisals, the appraisal which is the farthest from the median appraisal shall be disregarded and the average of the remaining two appraisals shall conclusively constitute the Prevailing Market Rate. All appraisers selected in accordance with this paragraph shall have at least ten years experience in the commercial leasing market in the Market Area and shall be members of the American Institute of Real Estate Appraisers or similar professional organization. If either Landlord or Tenant fails or refuses to select an appraiser, the other appraiser shall alone determine the Prevailing Market Rate. Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Rate pursuant to this paragraph.

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ELEVANCE/BCC

EXHIBIT H

[INTENTIONALLY OMITTED]

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ELEVANCE/BCC

EXHIBIT I

LETTER OF CREDIT